Exhibit 10.1

Rare Earth Product Offtake Agreement

between

Critical Metals Corp

as “Seller”

REalloys Inc.

as “Offtaker”

(i)

(ii)

		Page

Section 21.8	Amendments	35
Section 21.9	Costs	35
Section 21.10	Public Announcements	35
Section 21.11	Language	35
Section 21.12	Severability	35
Section 21.13	Beneficiaries; Successors and Assigns	36
Section 21.14	Counterparts	36

SCHEDULES
Schedule 1	-	Specifications
Schedule 2	-	Pricing Terms
Schedule 3	-	Product Qualification Requirements
Schedule 4	-	Shipping Terms

(iii)

This Rare Earth Product Offtake Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is dated as of May 18, 2026

Between:

(1)	Critical Metals Corp, a company organised under the laws of the British Virgin Islands and listed on the Nasdaq Stock Market, with its US offices located at 712 5th Avenue, 11th Floor, New York,

NY 10001 (the “Seller”); and

(2)	REalloys Inc., a Nevada C-Corporation with its address at 7280 W Palmetto Park Rd, Suite 302N,

Boca Raton, Florida 33433 (the “Offtaker”), (each a “Party”, and collectively the “Parties”).

Whereas:

(A)	The Seller, through its Affiliate, Tanbreez Mining Greenland A/S, holds Mineral Exploitation Licence MIN 2020-54 (the “Licence”), granted by the Government of Greenland on 8 September 2020 and expiring on 7 September 2050, covering an area of eighteen square kilometres (18 km²) in southern Greenland, which confers the right to exploit elements found in the eudialyte mineral within the licence area.

(B)	Pursuant to the Licence, the Seller and its Affiliates are developing a rare earth element mining and processing project at the Tanbreez resource (the “Project”), comprising the mining, extraction and processing operations at the Seller’s facility for the production of eudialyte-derived rare earth element concentrate for supply to the global rare earth and critical minerals market (“Product”).

(C)	The Seller desires to sell and deliver, and the Offtaker desires to purchase and receive, the Product on a committed basis during the Supply Period (as defined below), and the Parties wish to set out in this Agreement the terms and conditions governing the sale and purchase of the Product.

W I T N E S S E T H :

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

In this Agreement, unless the context otherwise requires, the following terms shall have the meanings specified or referred to below:

“Acceptable Bank” means a commercial bank that has branches in either London or New York City and a credit rating of at least the Minimum Rating.

“Actual Recovery Yield” has the meaning set forth in Schedule 2 (Pricing Terms).

“Affected Party” has the meaning set forth in Section 14.3 (No Liability for Breach).

“Affiliate” means, in relation to any Party, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Party. For purposes of the foregoing definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, provided that a Person who owns greater than fifty per cent. (50%) of any outstanding class of voting securities of any other Person shall be deemed to control such other Person.

“Agents” means, in relation to a Person, that Person’s directors, officers, employees, advisers, agents and representatives.

“Agreement” has the meaning set forth in the Preamble.

“Annual Quantity Estimate” has the meaning set forth in Section 7.1(a) (Annual Quantity Estimate).

“Applicable Law” means any law (including constitutional, statutory, common law and equity), legislation or statute including any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, order (including any securities laws or requirements of stock exchanges and any consent, decree or administrative order), or Authorisation, including any change in the interpretation of, or application of any of the foregoing, in each case to the extent applicable to and legally binding upon or having the force of law over any Party, property, transaction or event, or any of such Party’s property or assets.

“Authorisation” means any consent, authority, registration, lodgement, notification, certificate, commission, lease, licence, permit, approval or exemption from, by or with a Governmental Authority which is required by a Party to carry out its obligations under this Agreement.

“Base Rate” means, for any day, the one-month Term SOFR rate as administered and published by CME Group Benchmark Administration Limited (or any successor administrator), provided that if such rate is less than zero, it shall be deemed to be zero for the purposes of this Agreement.

“Benchmark i” has the meaning set forth in Schedule 2 (Pricing Terms).

“Benchmark Reference Period” has the meaning set forth in Schedule 2 (Pricing Terms).

“Benchmark Transition Notice” has the meaning set forth in Schedule 2 (Pricing Terms).

“Benchmark Transition Period” has the meaning set forth in Schedule 2 (Pricing Terms).

“Books and Records” has the meaning set forth in Section 8.7 (Audit Rights).

“Business Day” means a day (other than a Saturday, Sunday, or public holiday in New York) when commercial banks in New York are open for ordinary banking business.

“Business Integrity Laws” means any laws, international conventions, rules, regulations or other legally binding measures of any applicable jurisdiction, including but not limited to the United Kingdom, the United States of America, Greenland and Denmark, that relate to the prevention of bribery, corruption, money laundering, dealings with the proceeds of crime, the facilitation of tax evasion, or fraud, including without limitation the United Nations Convention against corruption 2003, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions 1997, the U.S. Foreign Corrupt Practices Act of 1977, the Proceeds of Crime Act 2002, the Bribery Act 2010, the Anti-Terrorism, Crime and Security Act 2011 and the Criminal Finances Act 2017.

“Certificate of Analysis” means a certificate showing the physical composition and chemical specifications of the Product comprising a Shipment based on the analysis conducted at the Seller’s facility or at the port of loading, as issued by a Third-Party Laboratory.

“Certificate of Weight” means a certificate showing the weight of the Product comprising a Shipment based on the weighing conducted at the Seller’s facility or at the port of loading, as issued by a Third-Party Surveyor.

“Confidential Information” means all data and information disclosed by a Party or its Representatives to the other Party or its Representatives, whether orally or in writing or in whatsoever form, relating in any way, directly or indirectly, to this Agreement (including the terms of this Agreement) that is not in the public domain, or that is in the public domain, but only as a consequence of a breach of this Agreement or another obligation of confidentiality between the Parties.

“Contained i” has the meaning set forth in Schedule 2 (Pricing Terms).

“Contract Year” means each calendar year during the Supply Period, provided that:

(a) the first Contract Year shall commence on the Supply Start Date and end on 31 December of the same calendar year; and

(b) the last Contract Year shall commence on 1 January of the calendar year in which the Term expires and end on the date of expiry of the Term or the early termination of this Agreement (whichever occurs earliest).

“Conversion Negotiation Period” has the meaning set forth in Schedule 2 (Pricing Terms).

“Converted Payable Element” has the meaning set forth in Schedule 2 (Pricing Terms).

“Default Rate” means a rate per annum equal to the Base Rate plus three per cent. (3%).

“Delivery Month” means each calendar month during the Supply Period in which one or more Shipments are delivered or scheduled to be delivered to the Offtaker pursuant to this Agreement.

“Delivery Point” has the meaning set forth in Section 7.3(a) (Delivery, Title and Risk).

“Delivery Receipt” means a written document issued by the owner or provider of the relevant means of transportation, with respect to a Shipment that has been delivered to, and duly taken by the Offtaker.

“Deprecated Index” has the meaning set forth in Schedule 2 (Pricing Terms).

“Direct Agreement” has the meaning set forth in Section 17.2 (Direct Agreement).

“Dispute” has the meaning set forth in Section 19.2(a) (Resolution of Disputes).

“ECJU” has the meaning set forth in Section 20.3(e)(iii) (Trade Control and Sanctions).

“Effective Date” means the date on which this Agreement is signed.

“Effective Price i” has the meaning set forth in Schedule 2 (Pricing Terms).

“Early Product” has the meaning set forth in Section 4.1 (Early Product Arrangements).

“Event of Default” means an Offtaker Event of Default or a Seller Event of Default, as applicable.

“Expert” means, upon either Party’s request made in accordance with specific provisions under this Agreement, one or more experts to be appointed by the ICC from the ICC Panel of Experts.

“Floor Price” has the meaning set forth in Schedule 2 (Pricing Terms).

“Final Quality Results” has the meaning set forth in Section 8.3 (Final Invoice).

“Final Settlement Amount” has the meaning set forth in Section 8.3(a)(i) (Final Invoice).

“FOB” has the meaning set forth in Incoterms.

“Force Majeure” has the meaning set forth in Section 14.1 (Force Majeure).

“Governmental Authority” means any unit, agency, ministry, commission, division, department, instrumentality or other similar legal authority of any branch of government (whether executive, legislative, judicial, regulatory or administrative) at any level of government (whether national, federal, regional, state, provincial, municipal, territorial or local, foreign or domestic), including a recognised stock exchange, and any self-regulatory organisation or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organisation or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Greenland” means the autonomous territory of Greenland within the Kingdom of Denmark. “HREE” means heavy rare earth elements.

“Incoterms” means the 2020 edition of the International Chamber of Commerce (ICC) official rules for the interpretation of trade terms.

“Index Replacement Period” has the meaning set forth in Schedule 2 (Pricing Terms).

“Initial Term” has the meaning set forth in Section 3.1(a) (Term).

“Insolvency Event” means, in respect of any Person, any of the following acts or events:

(a) any general assignment, settlement, arrangement or composition with or for the benefit of its creditors being entered into, by or in relation to such Person;

(b) a supervisor, trustee, receiver, interim receiver, receiver manager, custodian, administrator, administrative receiver (or other person with similar powers) taking possession of or being appointed over or any distress, execution, garnishment, attachment or other process being levied (and not being withdrawn or discharged within twenty-one (21) days) or enforced upon the whole or any material part of the assets of such Person;

(c) such Person ceasing to carry on business or being or becoming insolvent or unable to pay its debts as they fall due;

(d) a petition being presented (and not being discharged or adjourned for later hearing within twenty-one (21) days or not being discharged on the first adjourned hearing) or a resolution being passed or an order being made for the administration or the receivership, winding-up, bankruptcy, liquidation or dissolution of such Person;

(e) any order or judgment is made (and not overturned or withdrawn within twenty-one (21) days) by a tribunal of competent jurisdiction restraining such Person’s ability to deal with all or a substantial portion of its assets and property; or

(f) such Person suffering any similar event or act to those set forth in paragraphs (a) to (e) above with similar effect under Applicable Law.

“Invoice” has the meaning set forth in Section 8.2(c) (Provisional Invoice).

“Invoice Amount” has the meaning set forth in Section 8.2(c) (Provisional Invoice).

“L/C” has the meaning set forth in Section 8.2(a) (Provisional Invoice).

“Lenders” means, collectively, all of the Persons, including commercial banks, export credit agencies and/or governmental financing agencies, from time to time, providing any form of financing or refinancing (or guarantees, insurance or reinsurance in support thereof) or any form of hedging to the Seller or its Affiliates for the purposes of the Project, and any trustee or agent acting on any of those persons’ behalf.

“Licence” has the meaning set forth in Recital (A).

“Loading Notification” has the meaning set forth in Schedule 4 (Shipping Terms).

“Long Stop Date” has the meaning set forth in Section 3.2(b) (Supply Period).

“Loss” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal, advisory and other professional fees and disbursements, interest, penalties, judgements and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise).

“Metric Ton” or “MT” means one thousand (1,000) kilograms.

“Minimum Rating” means a long-term credit rating of at least A3 by Moody’s Investors Service, Inc. (or its successor) or A- by S&P Global Ratings (or its successor).

“Minimum Specifications” has the meaning set forth in Schedule 1 (Specifications).

“Mitigation Period” has the meaning set forth in Section 7.5(c) (Failure to Take).

“Mitigating Sale” has the meaning set forth in Section 7.5(c) (Failure to Take).

“Monthly Committed Quantity” has the meaning set forth in Section 7.2(c) (Monthly Production Schedule and Offtake Commitment).

“Monthly Delivery Schedule” has the meaning set forth in Section 7.2(b) (Monthly Production Schedule and Offtake Commitment).

“Monthly Offtake Quantity” has the meaning set forth in Section 7.2(a) (Monthly Production Schedule and Offtake Commitment).

“Monthly Production Notice” has the meaning set forth in Section 7.2(a) (Monthly Production Schedule and Offtake Commitment).

“Nominated Vessel” has the meaning set forth in Schedule 4 (Shipping Terms).

“Non-Conforming Products” has the meaning set forth in Section 9.3(i) (Quality Determination).

“Non-Payable Elements” has the meaning set forth in Schedule 2 (Pricing Terms).

“Notice of Non-qualification” has the meaning set forth in Section 5.3(b) (Product Qualification).

“OFAC” has the meaning set forth in Section 20.3(e)(iii) (Trade Control and Sanctions).

“Offtaker” has the meaning set forth in the Preamble.

“Offtaker’s Certificate of Analysis” has the meaning set forth in Section 9.3(e) (Quality Determination).

“Offtaker’s Sample” has the meaning set forth in Section 9.2(c) (Sampling and Preliminary Quality Analysis).

“Offtaker Event of Default” has the meaning set forth in Section 15.1 (Offtaker Event of Default).

“Offtaker Shortfall” has the meaning set forth in Section 7.5(b) (Failure to Take).

“OFSI” has the meaning set forth in Section 20.3(e)(iii) (Trade Control and Sanctions).

“OTSI” has the meaning set forth in Section 20.3(e)(iii) (Trade Control and Sanctions).

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Payable Percentage” has the meaning set forth in Schedule 2 (Pricing Terms).

“Payable Element” has the meaning set forth in Schedule 2 (Pricing Terms).

“Payment i” has the meaning set forth in Schedule 2 (Pricing Terms).

“Phase 1” means the initial production phase of the Project, which has a nameplate capacity of producing up to fifteen thousand (15,000) metric tons of Product per annum.

“Person” means any individual, partnership, corporation, limited liability company, cooperative, association, foundation, joint stock company, trust, joint venture, unincorporated organisation, Governmental Authority or any other entity (in each case whether or not incorporated and whether or not having a separate legal identity).

“Post-Qualification Matters” has the meaning set forth in Section 11.1 (Negotiable Items).

“Preliminary Certificate of Analysis” has the meaning set forth in Section 9.2(a) (Sampling and Preliminary Quality Analysis).

“Product” has the meaning set forth in Recital (B).

“Product Price” has the meaning set forth under Section 8.1 (Product Price).

“Product Qualification” has the meaning set forth in Section 5.3(a) (Product Qualification).

“Product Qualification Notice” has the meaning set forth in Section 5.3(a) (Product Qualification).

“Product Qualification Requirements” has the meaning set forth in Schedule 3 (Product Qualification).

“Project” has the meaning set forth in Recital (B).

“Proposed Replacement Index” has the meaning set forth in Schedule 2 (Pricing Terms).

“Providing Party” has the meaning set forth in Section 21.5(a) (Access to Information).

“Recovery i” has the meaning set forth in Schedule 2 (Pricing Terms).

“Recovery Yield Saving” has the meaning set forth in Schedule 2 (Pricing Terms).

“Rejectable Product” has the meaning set forth in Section 9.3(b) (Quality Determination).

“REO” means rare earth oxide.

“Replacement Products” has the meaning set forth in Section 9.3(j) (Quality Determination).

“Representatives” means, in respect of a Party or its Affiliates, their Agents.

“Returnable Zr/Hf Quantity” has the meaning set forth in Section 10.1 (Salt Residue Production and Return Obligations).

“Rules” has the meaning set forth in Section 19.2(b) (Resolution of Disputes).

“Salt Residue” has the meaning set forth in Section 10.1 (Salt Residue Production and Return Obligations).

“Sample Product” has the meaning set forth in Section 5.2(b)(i) (Sample Product and Qualification Process).

“Sampling Lot” has the meaning set forth in Section 9.3(g) (Quality Determination).

“Sanctioned Person” has the meaning set forth in Section 20.3(e)(i) (Trade Control and Sanctions).

“Sanctioned Territory” has the meaning set forth in Section 20.3(e)(ii) (Trade Control and Sanctions).

“Sanctions Authority” has the meaning set forth in Section 20.3(e)(iii) (Trade Control and Sanctions).

“Sanctions Laws” has the meaning set forth in Section 20.3(e)(iv) (Trade Control and Sanctions).

“Sanctions List” has the meaning set forth in Section 20.3(e)(v) (Trade Control and Sanctions).

“Scheduled Loading Date” has the meaning set forth in Schedule 4 (Shipping Terms).

“Seller” has the meaning set forth in the Preamble.

“Seller Conversion Notice” has the meaning set forth in Schedule 2 (Pricing Terms).

“Seller Delivered Quantities” has the meaning set forth in Section 7.5(a) (Failure to Take).

“Seller Event of Default” has the meaning set forth in Section 15.2 (Seller Events of Default).

“Seller’s Certificate of Analysis” has the meaning set forth in Section 9.3(e) (Quality Determination).

“Seller’s Sample” has the meaning set forth in Section 9.2(c) (Sampling and Preliminary Quality Analysis).

“Shipment” means each shipment of Product that has been delivered in accordance with the terms of this Agreement.

“Shipping Tolerance” means, in respect of each Shipment, plus or minus five per cent. (5%) of the quantity of Product scheduled for delivery in that Shipment.

“Special Consultation Requirements” has the meaning set forth in Section 19.2(a) (Resolution of Disputes).

“Statement” has the meaning set forth in Section 21.7(b) (Non-Reliance).

“Supply Period” shall mean the period commencing on the Supply Start Date and continuing until the end of the Term.

“Supply Start Date” shall mean the date on which each Post-Qualification Matter has been mutually agreed in writing by the Parties.

“Supply Year” means each twelve (12)-month interval from the Supply Start Date.

“Take or Pay Base Price” means the average of all Product Prices in the applicable calendar month in which the Offtaker Shortfall occurs.

“Take or Pay Payment” has the meaning set forth in Section 7.5(d) (Failure to Take).

“Tax” or “Taxes” means all taxes, assessments and other governmental charges, duties, royalties and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes, tariffs, non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, harmonised sales taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, production taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing.

“Telegraphic Transfer” means an electronic payment of cleared funds through the international banking system that is credited in cleared funds directly to an account nominated by the party entitled to payment.

“Term” means the Initial Term, as extended by any extension agreed by the Parties pursuant to Section 3.1(b) (Term).

“Third-Party Laboratory” means a professional organisation for the sampling and analysis of Product as required under this Agreement, which shall be the organisation as mutually agreed to by the Offtaker and the Seller from time to time from the list of SGS, ALS and Intertek, or any other professional organisation as mutually agreed by the Parties.

“Third-Party Sample” has the meaning set forth in Section 9.2(c) (Sampling and Preliminary Quality Analysis).

“Third-Party Surveyor” means a professional organisation for the weighing of Product as required under this Agreement, which shall be the organisation as selected by the Seller from time to time from the list of SGS, CISS and Bureau Veritas, or any other professional organisation as mutually agreed by the Parties.

“TREO” means total rare earth oxide.

“USD” means United States Dollars, the lawful currency for the time being of the United States of America.

“Zr/Hf Shortfall” has the meaning set forth in Section 10.2(a) (Shortfall Payment).

“Zr/Hf Shortfall Payment” has the meaning set forth in Section 10.2(a) (Shortfall Payment).

Section 1.2 Interpretation

(a) References to “this Agreement” or to “any other agreement or document referred to in this Agreement” are references to this agreement or such other document or agreement as amended, varied, supplemented, replaced or novated (in each case, other than in breach of the provisions of this Agreement or such other agreement or document) from time to time.

(b) When a reference is made in this Agreement to an “Article”, “Section”, “Schedule” or “Exhibit”, such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement, unless the context requires otherwise.

(c) References to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.

(d) References to “include”, “including” or “in particular” are to be construed without limitation.

(e) References to “law” include common or customary law and any bye-law, regulation, legislation (including delegated legislation), constitution, decree, judgement, order, ordinance, statute, treaty or other legislative measure in any jurisdiction and any present, or future directive, requirement or guideline (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive or requirement is addressed).

(f) References to “other” and “otherwise” shall not be limited by any foregoing words where a wider construction is possible.

(g) References to a “person” include any natural person, corporation, partnership, limited liability company, unincorporated body, firm, partnership, association, joint venture, trust, organisation, government, committee, department, authority or other body, or any agency or political subdivision thereof or any other entity, whether or not having separate legal personality and that person’s personal representatives, successors or permitted assigns.

(h) Whenever the words “hereof”, “herein”, “hereunder” or “hereto” are used in this Agreement, they shall be deemed to refer to this entire Agreement and not any particular provision.

(i) A reference to a day, month or year is relevant to a calendar day, calendar month or calendar year.

(j) A reference to “writing” or “written” includes any communication sent by letter or email or any other means of reproducing words in a legible and non-transitory form.

(k) Where a word or expression is defined, words and expressions which are related in origin shall be construed accordingly.

(l) Headings and the table of contents are for convenience only and shall not affect the interpretation of this Agreement.

(m) References to any party shall include that party’s personal representatives, successors and permitted assigns.

(n) Unless the context otherwise requires, words in the singular include the plural (and vice versa) and references to any gender includes references to all other genders.

(o) References in this Agreement to any statute or statutory provision or to any secondary legislation made thereunder shall be construed as a reference to such primary or secondary legislation as the same may have been, or may from time to time be, amended, varied, supplemented, replaced or re-enacted, provided that, as between the Parties, no such amendment, variation, supplement, replacement or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.

(p) Any obligation on a Party not to do something includes an obligation not to agree or allow that thing to be done.

(q) Any obligation of a Party to negotiate, discuss, use good faith, use commercially reasonable efforts or any other efforts to mutually agree, document or finalize anything in this Agreement, including the Minimum Specifications, the Post-Qualification Matters and the Product Qualification Requirements, is an obligation only to participate in the applicable process in accordance with the applicable standard, and neither Party shall be required to agree to or accept any term, condition, specification, requirement, price, percentage, value, mechanic, schedule, procedure, amendment or other outcome that is not satisfactory to such Party in such Party’s sole discretion.

(r) References to an agreement or a document under this Agreement shall include all of its appendices, schedules and addenda.

(s) References to a legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the jurisdiction of the governing law of this Agreement, be deemed to include what most nearly approximates to such legal term in that jurisdiction.

(t) The Incoterms applicable to a sale made under this Agreement apply to, and are incorporated in, this Agreement. If there is a conflict between a provision of this Agreement and a provision of the Incoterms, the provision of this Agreement shall prevail.

ARTICLE II

SUBJECT MATTER OF THE AGREEMENT

Section 2.1 Sale and Purchase Obligation

The Seller shall deliver Product with agreed upon specifications, including chemical composition and physical characteristics, as described in more detail in Schedule 1 (Specifications) and the Offtaker shall order and accept delivery of the Product in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 2.2 Source of Product

The Seller shall only be obliged to supply Product produced from the Project.

ARTICLE III

TERM AND SUPPLY PERIOD

Section 3.1 Term

(a) This Agreement shall come into full force and effect on the Effective Date. Following the Effective Date and unless this Agreement is terminated earlier in accordance with its terms, this Agreement shall continue in full force and effect until the date that is fifteen (15) Supply Years from the Supply Start Date (the “Initial Term”).

(b) On or before the date falling eighteen (18) months before the expiry of the Initial Term, the Parties shall enter into good faith discussions with respect to any extension of the Initial Term.

Section 3.2 Supply Period

(a) The Seller shall provide the Offtaker with periodic progress updates of the Project prior to the commencement of the Supply Period.

(b) Each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) by written notice if the Supply Start Date is not achieved by five (5) years from the Effective Date (the “Long Stop Date”), whereupon neither Party shall have any further obligation or liability to the other for, and irrevocably releases and discharges the other from, any claim, action or damages whatsoever in relation to such termination, in each case whether at law, tort or contract, or in equity.

(c) Notwithstanding anything to the contrary, the Seller’s obligation to sell and deliver Product to the Offtaker pursuant to Article VI (Sale and Purchase of Product) will not commence until the commencement of the Supply Period, without prejudice to the rights of the Parties under Section 3.2(b).

ARTICLE IV

COMMISSIONING PHASE AND EARLY PRODUCT ARRANGEMENTS

Section 4.1 Early Product

The Parties acknowledge and agree that during the period from the Effective Date until the Supply Start Date, it is expected that the Project will undergo construction, commissioning and ramp-up phases, and as the result rare earth element concentrate may be produced from the Project from time to time prior to the commencement of the Supply Period (the “Early Product”).

Section 4.2 Early Product Arrangements

During the period prior to the Supply Start Date the Parties shall enter into good faith discussions with a view to agreeing the terms and conditions upon which the Offtaker may purchase quantities of Early Product from the Seller on a commercial basis, including the quantity, specifications, pricing (which, unless otherwise agreed, shall be calculated by reference to the pricing formula set out in Schedule 2 (Pricing Terms) applied mutatis mutandis to the characteristics of the Early Product as shown in the applicable certificate of analysis), delivery arrangements and any other relevant commercial terms, provided that, neither Party shall have any binding obligation to sell, deliver, purchase or take delivery of any Early Product (other than the Seller’s obligation to use reasonable efforts to supply samples of Early Product for the purpose of Product Qualification) unless and until the Parties have entered into a separate written agreement setting out the mutually agreed terms and conditions for such sale and purchase, and nothing in this Article IV shall oblige either Party to enter into any such agreement.

ARTICLE V

PRODUCT QUALIFICATION

Section 5.1 Minimum Specifications

Following completion of the first delivery of Early Product in accordance with Section 4.2 (Early Product Arrangements), the Parties shall, within sixty (60) days of such delivery (or such longer period as the Parties may agree in writing), negotiate in good faith, using commercially reasonable efforts, to mutually agree the Minimum Specifications. If the Parties are unable to agree upon any of the Minimum Specifications within such time, each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) in accordance with Section 18.3(a) (Mutual Termination Rights).

Section 5.2 Sample Product and Qualification Process

(a) The Parties shall, within sixty (60) days of the first delivery of Early Product in accordance with Section 4.2 (Early Product Arrangements) (or such longer period as the Parties may agree in writing), use commercially reasonable efforts to mutually agree the Product Qualification Requirements to be documented in Schedule 3 (Product Qualification Requirements).

(b) Each Party shall use reasonable efforts to procure that the Product is qualified as expeditiously as reasonably practicable following the commencement of the supply of Early Product, in accordance with the following process:

(i) the Seller shall use reasonable efforts to deliver, or procure the delivery of, to the Offtaker’s designated facility, samples of rare earth element concentrate produced from the Project that represents a commercially reasonable quantity (the “Sample Product”);

(ii) the quantities of the Sample Product, the delivery arrangements, the procedure and organisation of the qualification test and further details of the test shall be set out in Schedule 3 (Product Qualification Requirements); and

(iii) following the receipt of the Sample Product the Offtaker shall organize the qualification test in accordance with the procedure and other requirements under Schedule 3 (Product Qualification Requirements). The Offtaker shall notify the Seller in advance regarding the timing and venue for the test and the Seller shall be entitled to attend and witness the qualification test at its own cost.

(c) The Offtaker shall procure the timely assistance and participation from its raw material suppliers in the qualification process, to the extent such assistance and participation are reasonably required or desirable for the successful conduct of the qualification process.

(d) The Seller shall bear and pay the costs of production and delivery of the Sample Product to the Offtaker’s designated facility. Upon receipt of the Sample Product, the Offtaker shall bear and pay the cost of transporting the Sample Product to the relevant testing facility and the costs of conducting the qualification test.

Section 5.3 Product Qualification

(a) The Product shall be considered qualified (the “Product Qualification”) only if, based on the results from the qualification test in accordance with the terms set out in Schedule 3 (Product Qualification Requirements), the Product satisfies the Minimum Specifications set out in Item 2 (Minimum Specifications) of Schedule 1 (Specifications) and the requirements set out in Schedule 3 (Product Qualification Requirements). The Product Qualification shall constitute a condition precedent to the commencement of the Supply Period and, subject to the other terms of this Agreement, the Party’s obligations under Article VI (Sale and Purchase of Product). Upon confirmation by either Party of Product Qualification, such Party shall also issue a notice to the other Party within seven (7) days from the completion of the qualification test certifying the same (the “Product Qualification Notice”).

(b) If either Party considers that the Product has not been qualified based on the results from the qualification test, it shall within seven (7) days from the completion of the qualification test provide to the other Party in writing a notice of non-qualification, including its reasons and supporting materials in reasonable details (the “Notice of Non-qualification”). Upon delivery of a Notice of Non-qualification, each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) in accordance with Section 18.3(b) (Mutual Termination Rights).

(c) If within one hundred and twenty (120) days from the Offtaker’s receipt of the first delivery of Early Product in accordance with Section 4.2 (Early Product Arrangements) (or such longer period as the Parties may agree in writing), neither Party has issued either a Product Qualification Notice or a Notice of Non-qualification, each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) in accordance with Section 18.3(c) (Mutual Termination Rights).

ARTICLE VI

SALE AND PURCHASE OF PRODUCT

Subject to and in accordance with the terms and conditions of this Agreement, the Seller agrees to sell and deliver to the Offtaker, and the Offtaker agrees to take the delivery of and pay for, the Monthly Committed Quantity as further set out in Article VII (Offtake Obligations and Procedures).

ARTICLE VII

OFFTAKE OBLIGATIONS AND PROCEDURES

Section 7.1 Annual Quantity Estimate

(a) No later than sixty (60) days prior to the start of each Contract Year, the Seller shall provide the Offtaker with a non-binding, good faith estimate of the total quantities of Product that the Seller reasonably anticipates will be produced from Phase 1 of the Project and available for delivery to the Offtaker during the applicable Contract Year (the “Annual Quantity Estimate”), having regard to the anticipated operational performance of Phase 1 of the Project for the applicable Contract Year, including the impacts of performing scheduled plant maintenance and inspection activities.

(b) The Annual Quantity Estimate is indicative only and shall not constitute a binding commitment by the Seller to deliver, or by the Offtaker to purchase, any particular quantity of Product. The Offtaker’s binding offtake commitment shall be determined on a monthly basis in accordance with Section 7.2 (Monthly Production Schedule and Offtake Commitment).

Section 7.2 Monthly Production Schedule and Offtake Commitment

(a) At least sixty (60) Business Days prior to the start of each calendar month during the Supply Period, the Seller shall deliver to the Offtaker a written notice (the “Monthly Production Notice”) setting out the Seller’s good faith estimate of the total quantities of Product reasonably expected to be produced from Phase 1 of the Project during such calendar month (the “Monthly Offtake Quantity”) and material changes, if any, to the then-applicable Annual Quantity Estimate for the remaining months in such Supply Period, having regard to:

(i) the operational performance at the Project; and

(ii) the logistics arrangements that the Offtaker can reasonably secure.

(b) Within ten (10) Business Days following the receipt by the Offtaker of the Monthly Production Notice, the Seller shall deliver to the Offtaker a delivery and shipping arrangement for such calendar month (the “Monthly Delivery Schedule”). Each Monthly Delivery Schedule will set out the delivery dates and quantities of Product under each Shipment to be delivered during the applicable calendar month, and such other information as the Seller considers reasonably necessary. The Offtaker may propose reasonable amendments to the Monthly Delivery Schedule, which the Seller shall consider in good faith but shall not be obliged to accept.

(c) Upon receipt of the Monthly Production Notice, the Offtaker shall be obligated to take delivery of and pay for a quantity of Product equal to fifteen per cent. (15%) of the Monthly Offtake Quantity, subject to a variance of plus or minus five per cent. (± 5%) of such quantity (the “Monthly Committed Quantity”); provided that the Monthly Committed Quantity shall not in any calendar month exceed one-twelfth (1/12th) of fifteen per cent. (15%) of fifteen thousand (15,000) metric tons.

(d) The Offtaker shall have no binding obligation to take delivery of or pay for any quantities of Product in excess of the Monthly Committed Quantity (as adjusted for the applicable variance) in any calendar month, unless otherwise agreed in writing by the Parties.

(e) The Parties may, by mutual agreement in writing and acting in good faith, revise a Monthly Delivery Schedule in whole or in part, whereupon the new schedule replaces the previous Monthly Delivery Schedule.

(f) Notwithstanding anything to the contrary in this Agreement, the Seller shall be deemed as having met its obligations to deliver required quantities of Product for a Shipment as long as the total quantities of Product that it has delivered for that Shipment is within the Shipping Tolerance.

(g) Where quantities of Product in excess of the Monthly Committed Quantity become available and are not committed to a third party, the Seller shall notify the Offtaker and the Parties shall discuss in good faith the terms upon which such additional quantities may be purchased by the Offtaker; provided that neither Party shall have any binding obligation to sell, deliver, purchase or take delivery of any such additional quantities unless and until the Parties have agreed the terms for such sale and purchase in writing.

(h) The Parties acknowledge and agree that the Offtaker’s rights and obligations under this Agreement relate solely to Product produced from Phase 1 of the Project. Any production of Product from any subsequent phase of the Project beyond Phase 1 shall be excluded from the scope of this Agreement and shall not be taken into account in determining the Monthly Offtake Quantity, the Monthly Committed Quantity or any other volume commitment under this Agreement.

Section 7.3 Delivery, Title and Risk

(a) The Seller shall, at its own cost and expense as part of the Product Price, deliver and the Offtaker shall take delivery of each Shipment under this Agreement on the basis of FOB (Incoterms 2020) at the Tanbreez port at the head of Kangerluarsuk Fjord, Greenland, or another location agreed by the Seller and the Offtaker in writing (the “Delivery Point”), in accordance with the requirements as set out in the Monthly Delivery Schedule; provided that any proposed modifications to the Delivery Point or the delivery terms shall require a review and adjustment of the Product Price to reflect any additional costs, expenses and responsibilities so incurred by the Seller.

(b) To the extent the Seller is unable to proceed with or finalise the delivery due to the Offtaker not taking the relevant delivery or otherwise failing to fulfil its obligations as buyer under the applicable Incoterms, the applicable delivery shall be deemed to have occurred and the relevant quantities shall be deemed to be included in the applicable Seller Delivered Quantities to the extent the Seller is not otherwise in breach of its delivery obligations under this Agreement.

(c) Subject to Section 7.3(f), risk of loss, damage, destruction or injury caused to or by the Product passes from the Seller to the Offtaker at the Delivery Point upon loading of the Product in accordance with FOB (Incoterms).

(d) Unless otherwise explicitly specified in this Agreement, title to each Shipment of Product shall pass to the Offtaker at the Delivery Point, subject to payment in full by the Offtaker of the Invoice Amount or Final Settlement Amount, as applicable, for that Shipment.

(e) The Seller shall, as soon as reasonably practicable, notify the Offtaker if it becomes reasonably aware that, in respect of any Shipment, it may be unable to deliver all or part of the scheduled quantity for that Shipment in accordance with the Monthly Delivery Schedule, except to the extent directly resulting from the actions of the Offtaker. The Seller shall reimburse the Offtaker for any actually incurred, direct, documented and reasonable costs of the Offtaker resulting directly from the Seller’s inability to deliver all or part of the scheduled quantity for such Shipment in accordance with the Monthly Delivery Schedule. The Offtaker shall have an obligation to reasonably mitigate any such costs resulting from the Seller’s inability to deliver all or part of the scheduled quantity for such Shipment.

(f) The Parties shall use commercially reasonable endeavours to reschedule any Shipment in respect of which the Seller notifies the Offtaker that it may be unable to deliver in accordance with the Monthly Delivery Schedule.

(g) The Offtaker shall be liable for all demurrage, unloading and other costs incurred by the Seller at the discharge point, if any. Any costs incurred due to an error or fault of a Party shall be borne by such Party.

Section 7.4 Vessel Nomination Procedure; Loading and Shipping Terms

The vessel nomination procedure, loading notification requirements, additional shipping requirements, customs documentation obligations and all other terms relating to the transportation of Product from the Delivery Point shall be as set out in Schedule 4 (Shipping Terms).

Section 7.5 Failure to Take

(a) The Offtaker shall take delivery of and pay for all quantities of Product that have been delivered by the Seller under each Monthly Delivery Schedule (the “Seller Delivered Quantities”) in accordance with the pricing terms set out in Section 8.1 (Product Price), provided that, the following paragraphs of this Section 7.5 shall apply to the extent the Offtaker fails to take all such Seller Delivered Quantities.

(b) If the Offtaker fails to, in any calendar month, take delivery of all of the Seller Delivered Quantities delivered in such calendar month due to reasons that the Offtaker is responsible for, which shall, for the avoidance of doubt, exclude such failures caused by:

(i) a Force Majeure event affecting the Offtaker’s ability to take delivery of the Product; or

(ii) breach of this Agreement by the Seller,

such Seller Delivered Quantities that are not taken by the Offtaker shall constitute an “Offtaker Shortfall”.

(c) Within thirty (30) days following the end of the applicable calendar month in which an Offtaker Shortfall arises (the “Mitigation Period”), the Seller shall:

(i) use reasonable endeavours to sell some or all of the Offtaker Shortfall to a third party or third parties, without reference to the Offtaker; and

(ii) upon the Offtaker’s request, permit the Offtaker to procure a third party or third parties that have passed the Seller’s “know-your-client” checks to purchase the Offtaker Shortfall as available from the Seller on terms that are acceptable by the Seller, so that all relevant proceeds are directly paid to the Seller,

(collectively, a “Mitigating Sale”).

(d) Within fifteen (15) days following the Mitigation Period, the Offtaker shall pay the Seller an amount that equals the total of:

(i) an amount that equals the applicable Take or Pay Base Price multiplied by the Offtaker Shortfall; plus

(ii) any reasonable and documented out-of-pocket costs actually incurred by the Seller in mitigating its losses due to the Offtaker’s failure to take delivery of the Offtaker Shortfall (including the costs of any Mitigating Sale, additional storage cost and/or disposal cost); minus

(iii) any proceeds received by the Seller from the Mitigating Sale,

provided that if such amount as calculated is a negative number, then such amount shall be deemed to be zero,

(the “Take or Pay Payment”).

ARTICLE VIII

PRODUCT PRICE AND PAYMENT

Section 8.1 Product Price

The payment for all Seller Delivered Quantities with respect to each Shipment (the “Product Price”) shall be made in USD and as calculated in accordance with Schedule 2 (Pricing Terms).

Section 8.2 Provisional Invoice

(a) Not less than thirty (30) days prior to the scheduled delivery date of each Shipment, the Offtaker shall provide the Seller with an irrevocable documentary letter of credit in USD payable at sight (the “L/C”) issued by an Acceptable Bank, covering an amount equal to one hundred per cent. (100%) of the estimated value for the applicable Shipment as notified by the Seller to the Offtaker in writing no later than five (5) Business Days prior to the date on which the L/C is required to be provided, with validity until thirty (30) days after the scheduled delivery date of such Shipment, issued in favour of the Seller.

(b) If the Offtaker fails to provide the L/C in respect of any Shipment by the date required under Section 8.2(a) the Seller shall have the right (but not the obligation), without prejudice to any other rights or remedies available to it under this Agreement or at law, to suspend delivery of the relevant Shipment until such L/C has been duly provided in accordance with Section 8.2(a).

(c) As soon as is reasonably practicable following delivery of a Shipment, the Seller shall issue an invoice to the Offtaker for the payment of an amount that equals one hundred per cent. (100%) of the total value of the Seller Delivered Quantities that are taken by the Offtaker, calculated in accordance with Schedule 2 (Pricing Terms) (such amount, the “Invoice Amount”, such invoice, the “Invoice”), together with the following documents:

(i) Delivery Receipt;

(ii) the Preliminary Certificate of Analysis; and

(iii) the Certificate of Weight.

(d) The payment of the Invoice Amount by the Offtaker shall be firstly made under the L/C, within thirty (30) days from the receipt of the documents set out under Section 8.2(c); provided that, where the Invoice Amount is greater than the face amount of the L/C, the Offtaker shall be liable to pay the balance to the Seller by Telegraphic Transfer within thirty (30) days from the receipt of the Invoice.

(e) For the avoidance of doubt, the payment for Offtaker Shortfall shall be made in accordance with Section 7.5 (Failure to Take).

Section 8.3 Final Invoice

(a) In respect of each Shipment, once the final quality of the Product is determined pursuant to Section 9.3 (Quality Determination) (the “Final Quality Results”), the Seller shall, as soon as reasonably practicable, notify the Offtaker in writing of:

(i) the final value of the Seller Delivered Quantities for the applicable Shipment, calculated in accordance with Schedule 2 (Pricing Terms) and applying the Final Quality Results and the Certificate of Weight (the “Final Settlement Amount”); and

(ii) any balance due to the Seller or the Offtaker, as applicable, after deducting from the Final Settlement Amount the Invoice Amount already paid by the Offtaker in respect of such Shipment.

(b) Within five (5) Business Days of the Seller’s notice under this Section 8.3(a), the Party that is owed the balance shall issue an invoice to the other Party, and the Party liable for such balance shall pay the same in full by Telegraphic Transfer within ten (10) Business Days of receipt of such invoice.

Section 8.4 Currency; No Set-Off

(a) Unless otherwise expressly agreed in writing, all payments due under this Agreement shall be made in USD.

(b) The Offtaker may only set off, deduct or withhold payments if its counterclaims are either undisputed or finally settled by a competent court or a competent arbitration tribunal.

Section 8.5 Invoice Disputes

(a) In the event either Party, acting reasonably and in good faith, disputes any invoice or payment to be made hereunder, it shall immediately provide the other Party with a written explanation setting forth the reasons for such dispute, and shall, despite any such dispute, pay the full undisputed amount when due and payable. An invoice, payment or related calculation may be disputed only if written notice of such dispute is delivered to the other Party within seven (7) days after either the date of receipt of such invoice, documentation, payment calculation or notice giving rise to the dispute, after which time such invoice, documentation, calculation or notice shall be deemed correct and accepted by both Parties.

(b) No later than seven (7) days after the date on which any Dispute is resolved, the amount of any overpayment or underpayment shall be payable by the Seller or the Offtaker, as the case may be, to the other Party.

(c) If the Parties are unable to resolve any payment or invoice Dispute, then either Party shall be entitled to refer such Dispute for resolution pursuant to Section 19.2 (Resolution of Disputes).

Section 8.6 Late Payment

(a) If any payment due in connection with this Agreement remains unpaid after its due date, interest on the unpaid amount shall accrue at the Default Rate from the date such payment became due until the date that payment is made in full.

(b) If the Offtaker fails to make any payments required to be made under this Agreement, the Seller may (but shall not be obliged to), without prejudice to its other rights under this Agreement, serve a written notice to the Offtaker specifying the amount in default. If such payment has not been made by the Offtaker within fourteen (14) days of receipt of such written notice, without limitation to any other remedies of the Seller whether at law or in equity or under this Agreement, the Seller shall have the right (but not the obligation) to immediately suspend delivery of Product hereunder and to sell Product to third parties until such payments are made.

Section 8.7 Audit Rights

(a) The Seller shall have the right, upon not less than ten (10) Business Days’ prior written notice and no more than once per calendar quarter during the Term, to audit the Offtaker’s books, records and accounts relating to any cost, recovery or pricing calculation made by the Offtaker under this Agreement (including, without limitation, any impurity adjustments, recovery adjustments and Product Price calculations) (collectively, “Books and Records”).

(b) The Offtaker shall maintain its Books and Records in sufficient detail to substantiate all such calculations and shall retain them for a minimum of three (3) years following expiry or termination of this Agreement.

(c) The Offtaker shall make its Books and Records reasonably available to the Seller (in redacted form where necessary to protect third-party confidentiality), subject at all times to the confidentiality obligations in Section 21.4 (Confidentiality).

(d) The Seller shall bear and pay its own costs of any audit; provided that if an audit establishes that the Offtaker has underpaid the Seller by more than one per cent. (1%) of the amounts owed for the period audited, the Offtaker shall: (i) pay the deficiency together with interest at the Default Rate from the original due date; and (ii) reimburse the Seller’s reasonable, documented audit costs.

ARTICLE IX

WEIGHT DETERMINATION AND QUALITY CERTIFICATION

Section 9.1 Weight Determination

(a) For each Shipment, the Seller shall, at its own cost and expense, arrange for the Third-Party Surveyor to determine the weight of the quantity of Product to be loaded onto the relevant vessel at the port of loading at the Delivery Point, in accordance with the provisions below and applicable customary industry practices.

(b) The Offtaker shall have the right, subject to approval by the Seller (such approval not to be unreasonably withheld, conditioned or delayed), to appoint at its own cost and expense representative(s) to observe the procedures for weight determination.

(c) Following the stuffing or loading of the containers or other agreed packaging units for an applicable Shipment, each full container or unit shall be weighed on the scale at the port of loading. The gross weight of the full container or unit shall be the weight recorded at the time of weighing. For the purpose of calculating the net weight of the Product (including, without limitation, for the calculation of the amounts owed by the Offtaker in respect of such Product pursuant to Article VIII (Product Price and Payment)), the tare weight of the empty container or unit, together with the weight of any bags and pallets, shall be deducted from the gross weight of the full container or unit. For the determination of the weight of any bags and pallets, a typical weight provided by the Seller, based on its experience and given in good faith, shall be used.

(d) The weight so determined in accordance with Sections 9.1(a), 9.1(b) and 9.1(c) shall be the basis for the bill of lading and for the Certificate of Weight to be issued by the Third-Party Surveyor with respect to the applicable Shipment.

(e) The results from the Certificate of Weight, absent manifest error or fraud, shall be final and binding on the Parties as to the gross weight of the loaded containers or units and the net weight of the Product contained in the relevant Shipment.

(f) The Seller (or its Affiliate) shall provide a packing list for each Shipment. The transfer shall be coordinated based on the Scheduled Loading Date of the Nominated Vessel.

Section 9.2 Sampling and Preliminary Quality Analysis

(a) Concurrently with preparing the Product for the applicable Shipment to be delivered, the Seller shall complete preliminary analysis of the quality of the Product. The Seller shall also issue a preliminary certificate of analysis of the Product contained in the Shipment (the “Preliminary Certificate of Analysis”).

(b) Prior to dispatching a Shipment for delivery, and in accordance with good industry practice applied in the rare earth processing industry, the Seller shall take representative samples from each unit of Product within a Shipment.

(c) The sample taken by the Seller from each unit of Product within a Shipment shall be divided into three portions: (i) one portion for the Seller (the “Seller’s Sample”); (ii) one portion for the Offtaker (the “Offtaker’s Sample”); and (iii) one portion retained by the Seller for analysis by the Third-Party Laboratory if required (the “Third-Party Sample”). The Seller shall promptly courier all Offtaker’s Samples, taken from all units contained in the relevant Shipment (unless otherwise agreed by the Seller and the Offtaker), to the Offtaker (or a Third-Party Laboratory or other third party appointed by the Offtaker). The Seller shall be required to retain the Seller’s Sample until payment of the final invoice pursuant to Section 8.3 (Final Invoice).

(d) The specifications of a Shipment shown in the Preliminary Certificate of Analysis shall be the arithmetic average of the values assessed from the samples from all units contained in that Shipment.

Section 9.3 Quality Determination

(a) Subject to the remainder of this Section 9.3, the Seller shall only deliver, and the Offtaker shall only be obligated to receive, Shipments in which the Product satisfies each of the parameters comprising the Minimum Specifications, in each case as measured after calcination on a dry, calcined basis and determined by reference to the Preliminary Certificate of Analysis. For the avoidance of doubt, the Minimum Specifications shall be satisfied only if the Product in the applicable Shipment at least conforms to the parameters set out in Item 2 (Minimum Specifications) of Schedule 1 (Specifications); failure to conform to any one or more parameters shall constitute a failure to meet the Minimum Specifications.

(b) If the Product in a Shipment fails to satisfy one or more of the parameters comprising the Minimum Specifications (such non-conforming Product, the “Rejectable Product”) but the Seller still intends to deliver the Shipment, the Seller shall promptly deliver written notice to the Offtaker of the existence of such Rejectable Product not less than thirty (30) days prior to the applicable Scheduled Loading Date and the Offtaker shall have the right to, acting reasonably:

(i) reject such quantities of Rejectable Product by written notice to the Seller at any time prior to delivery to the Delivery Point; or

(ii) request good faith negotiation of price adjustments with respect to such Rejectable Product.

(c) In the absence of the Offtaker’s written rejection pursuant to Section 9.3(b), if the Shipment containing Rejectable Product is proposed for delivery or has been delivered and the Parties have agreed to price adjustment terms no later than three (3) days from the delivery or the Scheduled Loading Date, as applicable, such quantities of Rejectable Product in the applicable Shipment shall for all purposes of this Agreement be deemed to fully satisfy the Seller’s delivery obligations with respect to the applicable Monthly Offtake Quantity and the Monthly Committed Quantity. In such case, the Offtaker shall have no further claim or remedies arising from the quality of such Product, except as provided under Section 9.3(i). If the Parties fail to agree on mutually acceptable price adjustment terms within three (3) days from the delivery or the Scheduled Loading Date, as applicable, such quantities of Rejectable Product shall be deemed to have been rejected by the Offtaker.

(d) Where the Offtaker rejects or is deemed to have rejected a quantity of Rejectable Product in accordance with Section 9.3(b) or Section 9.3(c), the Seller shall retrieve the Shipment or dispose of it at its own expense and risk, and the relevant quantity of Product shall be treated as a failure to deliver Product by the Seller under this Agreement.

(e) For the purpose of finally determining the quality of the Product in the Shipment, the Offtaker and the Seller shall promptly arrange and conduct quality analysis of their respective Offtaker’s Samples and Seller’s Samples, using the Third-Party Laboratory. Subject to Section 9.3(f), no later than the Shipment’s arrival at the discharge point, the Offtaker shall issue a certificate of analysis based on the Offtaker’s analysis (the “Offtaker’s Certificate of Analysis”), and the Seller shall issue a certificate of analysis based on the Seller’s analysis (the “Seller’s Certificate of Analysis”).

(f) Both Parties shall exchange the results from their respective certificates of analysis as encrypted PDFs via email on the same Business Day (as mutually agreed by the parties), which shall be within ten (10) days of the Offtaker’s Samples arriving to the Offtaker, or a Third-Party Laboratory appointed by the Offtaker, as applicable.

(g) If the difference between the Offtaker’s and the Seller’s results on each composite sample (the arithmetic average of the results from the samples taken from all units within a Shipment) (the “Sampling Lot”) is within five per cent. (5%) of the corresponding results in the Seller’s Certificate of Analysis for each individual element or compound measured, then the results in the Seller’s Certificate of Analysis shall be binding.

(h) If the difference between the Offtaker’s and the Seller’s results on a Sampling Lot exceeds five per cent. (5%) of the value of any individual element or compound measured, the Parties shall engage in good faith discussions to attempt to agree on a final result. Any results agreed by the Parties in writing shall be binding.

(i) Failing agreement within ten (10) days from the commencement of the discussion according to Section 9.3(h), either Party may request that the Third-Party Sample be sent to a Third-Party Laboratory for analysis, whose results shall be binding. The Party whose value with respect to each unit of Product within a Shipment (determined as the price of the respective unit of Product within a Shipment in USD) is furthest from the Third-Party Laboratory’s results with respect to such unit shall bear and pay the portion of the Third-Party Laboratory’s costs applicable to such unit of Product. Notwithstanding the foregoing, if the results of the Third-Party Sample demonstrate that the unit Product in the Shipment failed to satisfy one or more of the parameters comprising the Minimum Specifications (all such units of Product in the Shipment that failed to satisfy the Minimum Specifications, the “Non-Conforming Products”), the Seller shall bear and pay all Third-Party Laboratory costs and the Parties shall negotiate in good faith a corresponding price adjustment for such Shipment.

(j) Subject to the rights of the Offtaker set out in Section 9.3(h), if any Shipment contains Non-Conforming Products and the Seller has not received a written termination notice from the Offtaker pursuant to Section 9.3(h), the Seller shall offer to deliver to the Offtaker in the immediately following month, in accordance with the terms of this Agreement and in addition to the Monthly Committed Quantity, a quantity of replacement Product equal to the quantity of the Non-Conforming Products (such amount, the “Replacement Products”). If the Offtaker accepts the Seller’s offer to redeliver Replacement Product in writing, it shall have the binding obligation to take delivery of and pay for such Replacement Products unless expressly consented to in writing by the Offtaker.

ARTICLE X

SALT RESIDUE OBLIGATIONS

Section 10.1 Salt Residue Production and Return Obligations

To the extent that the Offtaker or any of its Affiliates or sub-processors generates salt residue containing zirconium (expressed as ZrO2) and/or hafnium (expressed as HfO2) as a result of the separation or processing of Product delivered under this Agreement (the “Salt Residue”), the Offtaker shall, upon the Seller’s written request, make available to the Seller a quantity of Salt Residue such that the aggregate mass of ZrO2 and HfO2 content returned to the Seller is not less than eighty per cent. (80%) of the total ZrO2 and HfO2 content contained in the Salt Residue generated from the processing of such Product (the “Returnable Zr/Hf Quantity”). The Salt Residue made available pursuant to this Section 10.1 shall be in a form that:

(a) has been neutralised and rendered non-toxic and non-acidic prior to collection;

(b) is handleable and safe for transportation by container cargo in accordance with applicable international shipping and transportation standards; and

(c) is packaged in agreed contained packaging, which shall normally consist of the Salt Residue being drummed and the drums loaded into standard shipping containers, in each case meeting applicable international standards for the transportation of such materials.

Section 10.2 Shortfall Payment

(a) If, in respect of any calendar quarter during the Supply Period, the aggregate mass of ZrO2 and HfO2 content actually made available to the Seller is less than the Returnable Zr/Hf Quantity for that quarter (the difference being the “Zr/Hf Shortfall”), the Offtaker shall pay to the Seller, within thirty (30) days following the end of such calendar quarter, a balancing payment (the “Zr/Hf Shortfall Payment”) calculated in accordance with Item 5 of Schedule 2 (Pricing Terms).

(b) The Zr/Hf Shortfall Payment shall be calculated separately for each of ZrO2 and HfO2 in accordance with Item 5 (Zr/Hf Shortfall Payment) of Schedule 2 (Pricing Terms).

Section 10.3 Collection and Costs

(a) The Seller shall collect the Salt Residue from a United States port, designated by the Offtaker and reasonably acceptable to the Seller, on an FOB basis (Incoterms 2020) and shall bear and pay all costs of collection, transportation and onward handling from the point of collection. The Offtaker shall bear and pay the costs of neutralisation, drumming and making the Salt Residue available for collection in accordance with Section 10.1 (Salt Residue Production and Return Obligations).

(b) The Offtaker shall maintain records of the ZrO2 and HfO2 content of all Salt Residue generated from the processing of Product delivered under this Agreement and shall provide the Seller, upon the written request of Seller, with a written statement of such content within thirty (30) days following the end of each calendar quarter, together with supporting analytical data from a Third-Party Laboratory. The Seller’s right to audit the Offtaker’s records relating to the ZrO2 and HfO2 content of Salt Residue shall be governed by Section 8.7 (Audit Rights), and the Offtaker’s records maintained under this Section 10.3 shall constitute Books and Records for the purposes of Section 8.7 (Audit Rights).

ARTICLE XI

POST-QUALIFICATION MATTERS

Section 11.1 Negotiable Items

Without prejudice to the other provisions of this Agreement, the Parties shall negotiate in good faith to mutually agree on the following matters (to the extent not already finally agreed in this Agreement) following Product Qualification as conditions precedent to the commencement of the Supply Period:

(a) the Minimum Specifications;

(b) the Product Qualification Requirements;

(c) the list of Payable Elements;

(d) the Payable Percentages applicable to each Payable Element;

(e) the Recovery i values for each Payable Element;

(f) the Floor Price for each Payable Element; and

(g) the Zr/Hf Shortfall Payment mechanics, including the Reference Price,

(collectively, the “Post-Qualification Matters”).

Section 11.2 Supply Start Date

(a) The Parties shall use commercially reasonable efforts to agree all Post-Qualification Matters within one hundred and twenty (120) days from the Offtaker’s receipt of the first delivery of Early Product in accordance with Section 4.2 (Early Product Arrangements) (or such longer period as the Parties may agree in writing).

(b) Upon agreement of all Post-Qualification Matters, the Parties shall each produce written confirmation that all Post-Qualification Matters have been finally agreed, that the Supply Start Date has been achieved, specifying the date thereof, and shall enter into a binding amendment agreement to this Agreement to record and confirm all such material terms, including but not limited to each Post-Qualification Matter.

(c) If the Parties are unable to mutually agree (i) on any of the Post-Qualification Matters or otherwise (ii) to enter into a binding amendment agreement to this Agreement to record and confirm each Post-Qualification Matter, in each case within such period specified in Section 11.2(a), unless otherwise mutually agreed in writing, each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) in accordance with Section 18.3(d) (Mutual Termination Rights).

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.1 Representations and Warranties of Offtaker and Seller

Each Party represents and warrants to the other Party that, as of the date hereof:

(a) it is a company duly organised and validly existing under the law of its jurisdiction of organisation, and has all requisite company power, capacity and authority to own its assets and to conduct its business as currently conducted and to perform its obligations under this Agreement;

(b) all requisite company action to authorize the execution, delivery and performance by such Party of this Agreement has been taken;

(c) the execution, delivery and performance by such Party of this Agreement do not and will not (i) conflict with any provision of its constitutive or organisational documents, and (ii) contravene or violate any Applicable Law;

(d) this Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting creditors’ rights generally; and

(e) there is no pending or, to the knowledge of such Party, threatened action, suit or proceeding affecting such Party before any court, Governmental Authority or arbitrator that could reasonably be expected to adversely affect its ability to perform its obligations under this Agreement or affect the legality, validity and enforceability of this Agreement.

ARTICLE XIII

TAXES

Section 13.1 Taxes

Each Party shall be responsible for the payment of all applicable Taxes in connection with its performance under this Agreement as required by Applicable Law except as otherwise provided in this Agreement.

Section 13.2 Tax Returns

Each of the Seller and the Offtaker shall file, at its own expense, all returns and other documentation required by Applicable Law to be filed by it in connection with any Taxes in respect of which it has paid pursuant to Section 13.1 (Taxes).

Section 13.3 Withholding Tax

All amounts payable under this Agreement will be made free and clear of, and without withholding or deduction for, or on account of, any present or future Taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed on the transaction, unless the withholding or deduction of such Taxes, duties, assessments or governmental charges is required by Applicable Law. In that event, if such withholding or deduction relates to an obligation on a Party to pay interest on any amount payable under this Agreement, the Party liable to pay interest shall pay such additional amounts as will result in receipt by the other Party as would have been received by it had no such withholding or deduction been required.

ARTICLE XIV

FORCE MAJEURE

Section 14.1 Force Majeure

Subject to Section 14.2 (Exclusions), “Force Majeure” means an event or cause which is beyond the reasonable control of the Party claiming Force Majeure, not able to be overcome by the exercise of reasonable care, proper precautions and the consideration of reasonable alternatives with the intention of avoiding the effects of the Force Majeure by that Party, and which could not have been reasonably foreseen. Without limiting the generality of the foregoing, “Force Majeure” shall include:

(a) fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God;

(b) endemics, epidemics or pandemics;

(c) shortages of labour or strikes, interference of trade unions, lockout, secondary boycott, other labour difficulties (without regard to whether such difficulties can be resolved by acceding to the demands of the union or other labour group);

(d) accidents at, failure to dredge or construct, closing of or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms;

(e) to the extent it has a direct effect on the Project, shortages, failure, breakdown, disruption, late construction or delivery, unavailability of or inability to obtain machinery, materials, feedstock, supplies, plant or equipment or other facilities, water, natural gas or hydrogen, fuel, transportation, power or other utilities or infrastructure;

(f) acts of war, hostilities (whether declared or undeclared), riot or civil commotion, terrorism, sabotage, blockade, social unrest or acts of the public enemy, criminal acts and cartel activities;

(g) expropriation, nationalisation or other act of eminent domain;

(h) export restrictions, embargoes or similar laws; or

(i) any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority which has a direct effect on the Project (including any action or failure to act within a reasonable time without justifiable cause by any duly authorised agent of any such Governmental Authority), including the denial of or delay in granting any permit upon due application and diligent effort by the Party to obtain the same, or the failure once granted to maintain the same (without justifiable cause) in full force and effect or to renew on substantially similar terms; or

(j) laws, rules and regulations or orders of any Governmental Authority enacted or made after the date of execution of this Agreement that impact the Project.

Section 14.2 Exclusions

Notwithstanding Section 14.1 (Force Majeure), Force Majeure shall not include any of the following or any event arising out of any of the following:

(a) inability to economically produce or market the Product (other than where caused in whole or in part by an event or circumstance described under Section 14.1 (Force Majeure));

(b) industry economic conditions or general economic conditions;

(c) financial hardship;

(d) failure or inability to pay money when due for any reason, except to the extent caused by transfer restrictions imposed by a Governmental Authority; or

(e) breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment.

Section 14.3 No Liability for Breach

If performance or part performance of the Agreement by a Party (“Affected Party”) is prevented, suspended or delayed directly or indirectly by Force Majeure, no liability for damage or delay will arise against the Affected Party on account of its failure to perform its obligations under this Agreement to the non-Affected Party or on account of any disruption or delay due to the Force Majeure or the consequences of it.

Section 14.4 Notice

In the event that a Party is rendered unable to perform its obligations hereunder, whether in whole or in part, by a Force Majeure event, such Party shall, as soon as reasonably practicable, notify the other Party in writing stating the nature of such Force Majeure event, the date on which it commenced and its expected duration (including the extent of any suspended performance).

Section 14.5 Resumption

The Party affected by Force Majeure shall use commercially reasonable efforts to:

(a) avoid or abate the occurrence of, cause the cessation of or remedy or overcome the Force Majeure event as quickly as possible;

(b) mitigate the effect upon its performance of this Agreement;

(c) continue performing all of its obligations that are not affected by the event of Force Majeure; and

(d) resume performance of its obligations that are affected by the event of Force Majeure as soon as practicable.

Section 14.6 Prolonged Force Majeure

In addition to the other rights set out in this Article XIV, where the performance of any material obligation by a Party under this Agreement is prevented or suspended by one or more Force Majeure events for a period of twelve (12) consecutive months then the other Party may by notice to the Party affected by Force Majeure terminate this Agreement, unless the Party affected by Force Majeure demonstrates to the satisfaction of the other Party (acting reasonably) that it is taking steps that are reasonably likely to overcome the Force Majeure event. Termination of the Agreement pursuant to this Section 14.6 does not affect (a) any rights of a Party that arose prior to termination; and (b) the existing rights and obligations of a Party which obligations survive the expiry or termination of this Agreement.

ARTICLE XV

DEFAULTS AND REMEDIES

Section 15.1 Offtaker Events of Default

The occurrence of any of the following events or circumstances shall constitute an event of default by the Offtaker under this Agreement (each, an “Offtaker Event of Default”):

(a) except to the extent such amount is disputed in good faith in accordance with Section 8.5(a) (Invoice Disputes), any failure by the Offtaker to pay by the due date the payment due under this Agreement (including accrued interest) and such failure is not cured within thirty

(30) days of receipt of notice from the Seller notifying the Offtaker of such failure;

(b) any failure by the Offtaker to comply with Section 20.3 (Trade Control and Sanctions);

(c) any other material breach by the Offtaker of its covenants and obligations set forth herein and if such breach is not cured within thirty (30) days of receipt of notice from the non-defaulting Party notifying the defaulting Party of such breach (or such longer period of time as the non-defaulting Party may permit in writing if cure has been commenced and additional time is reasonably required); or

(d) the Offtaker fails to take delivery of fifty per cent. (50%) or more of the aggregate Monthly Committed Quantities over any period of twelve (12) consecutive calendar months during the Supply Period, except to the extent that such failure is caused by:

(i) a Force Majeure event affecting the Offtaker; or

(ii) a breach of this Agreement by the Seller, including the failure to satisfy the Minimum Specifications.

Section 15.2 Seller Events of Default

The occurrence of any of the following events or circumstances shall constitute an event of default by the Seller under this Agreement (each, a “Seller Event of Default”):

(a) an Insolvency Event with respect to the Seller (other than such an Insolvency Event resulting from the Offtaker’s failure to make payments due under this Agreement);

(b) any failure by the Seller to comply with Section 20.3 (Trade Control and Sanctions); or

(c) any other material breach by the Seller of its other covenants and obligations set forth herein and if such breach is not cured within thirty (30) days of receipt of notice from the non-defaulting Party notifying the defaulting Party of such breach (or such longer period of time as the non-defaulting Party may permit in writing if cure has been commenced and additional time is reasonably required).

Section 15.3 Remedies

If an Event of Default occurs and is continuing, in addition to remedies expressly provided for in this Agreement, including the right to terminate the Agreement in accordance with the provisions of Section 18.2 (Termination for Default), the non-defaulting Party shall be entitled to pursue any or all other remedies available to it at law, including claims for damages, specific performance and/or injunctive relief. For the avoidance of doubt, neither Party shall be entitled to recover compensation more than once in respect of the same Loss.

ARTICLE XVI

LIABILITY AND LIMITATIONS

Section 16.1 No Consequential Damages

Except for fraud, gross negligence or wilful misconduct and unless otherwise expressly agreed in this Agreement, to the maximum extent permitted by the Applicable Law, in no event shall either Party be liable to the other Party for loss or deferment of revenue, profit, any business interruption or other special or punitive damages of any kind arising out of or in connection with this Agreement; provided that this Section 16.1 shall not limit or exclude any Party’s liability to pay any amounts expressly due and payable under this Agreement (including, without limitation, the Take or Pay Payment, the Invoice Amount, the Final Settlement Amount and any interest accrued thereon).

ARTICLE XVII

ASSIGNMENT AND SECURITY INTERESTS

Section 17.1 Assignment

(a) Subject to Sections 17.1(b), 17.1(d) and 17.2 (Direct Agreement), neither Party may directly or indirectly assign, transfer or subcontract any of its rights, titles, interests or obligations under this Agreement without the other Party’s prior written consent.

(b) The Seller may grant security over, or assign by way of security, all or any of its rights, titles, interests or obligations under this Agreement in favour of the Lenders.

(c) The Offtaker shall, upon the request of the Seller, execute such documents and take such actions as may reasonably and customarily be required to give effect to any such assignment under this Section 17.1.

(d) Notwithstanding any other provision of this Section 17.1, no change of control of a Party (or of any direct or indirect parent entity of a Party) that occurs solely as a result of transactions in the equity securities of an entity whose securities are listed and traded on a recognised stock exchange (including, without limitation, the Nasdaq Stock Market or any other securities exchange recognised by a Governmental Authority of competent jurisdiction) shall constitute an assignment, transfer or change of control requiring the consent of the other Party under this Agreement, and no such change of control shall give rise to any right of termination, modification or other remedy on the part of the other Party.

Section 17.2 Direct Agreement

(a) Upon being requested by the Seller to do so, the Offtaker shall enter into a direct agreement with the Lenders (or the agent or trustee acting on behalf of such Lenders and secured parties) in form and substance that are customarily required for financing the Project on a limited recourse or non-recourse basis (the “Direct Agreement”).

(b) The Offtaker further agrees to do all such further acts or execute and deliver all such further documents, including consents, notices, assignments or acknowledgements as may be necessary or desirable to facilitate the assignment to the Lenders and to carry out the intent and purpose of this Agreement or the Direct Agreement, including entering into and delivering all such documents to:

(i) create, perfect or maintain any security interest in favour of the Lenders or for the exercise of any rights and remedies of the Lenders; and

(ii) facilitate the realisation of the assets which are the subject of the security interests.

ARTICLE XVIII

TERMINATION AND SURVIVAL

Section 18.1 Expiry

This Agreement shall automatically terminate upon the expiration of the Term of this Agreement, without the need for any action by either Party.

Section 18.2 Termination for Default

(a) If an Event of Default occurs and is continuing, the non-defaulting Party may terminate this Agreement upon seven (7) days’ written notice to the defaulting Party.

(b) For the avoidance of doubt, the Parties agree that this Agreement may not be terminated pursuant to this Section 18.2 as the consequence of an immaterial breach.

Section 18.3 Mutual Termination Rights

Each Party shall have the right to terminate this Agreement (in such Party’s sole discretion) upon seven (7) days’ written notice to the other Party if:

(a) the Minimum Specifications are not mutually agreed within the time required under Section 5.1 (Minimum Specifications);

(b) a Notice of Non-qualification is delivered in accordance with Section 5.3(b) (Product Qualification);

(c) neither Party has issued either a Product Qualification Notice or a Notice of Non-qualification within the time required under Section 5.3(c) (Product Qualification);

(d) the Parties fail to agree all Post-Qualification Matters within the time required under Section 11.2 (Supply Start Date); or

(e) a Shipment contains Rejectable Product and the Parties are unable to agree on price adjustment terms in accordance with Section 9.3(c) (Quality Determination).

Section 18.4 Survival

The expiry or termination of this Agreement shall not affect any accrued rights or obligations of the Parties in respect of damages for non-performance accrued prior to such expiry or termination.

ARTICLE XIX

GOVERNING LAW AND RESOLUTION OF DISPUTES

Section 19.1 Governing Law and Jurisdiction

(a) This Agreement, including the arbitration agreement at Section 19.2(b) (Resolution of Disputes), and any non-contractual rights and/or obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of law that would require the application of the laws of any other jurisdiction.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: (i) EACH PARTY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT; AND (ii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCT AND ANY OTHER SUBJECT MATTER OF THIS AGREEMENT.

(c) The United Nations Convention on Contracts for the International Sale of Goods does not apply to, and is excluded from, this Agreement.

Section 19.2 Resolution of Disputes

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement, including the validity, breach, amendment or termination thereof, other than a dispute arising under Item 3.1 (Benchmark Price) of Schedule 2 (Pricing Terms), (a “Dispute”), it must first be referred by a Party, via notice in writing, to a senior representative of the other Party. Both Parties must endeavour to resolve the Dispute within thirty (30) days of such notice. Any joint written decision of those senior representatives is binding upon the Parties. Notwithstanding the above, where other provisions in this Agreement expressly provide for different consultation requirements (including but not limited to consultation period, trigger and process) with the view of resolving a particular type of Dispute prior to resorting to the determinations by Expert or arbitration, as applicable, such requirements (the “Special Consultation Requirements”) shall prevail and be followed.

(b) If the Dispute is not settled by the Parties either (x) within thirty (30) days of the notification of the Dispute from one Party to the other or (y) within the time period set out under the Special Consultation Requirements, any such Dispute shall be referred to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”) as in force as of the date on which referral of the relevant dispute to arbitration is made. The number of arbitrators shall be three (3), one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as presiding arbitrator and be jointly-nominated by the two (2) party-nominated arbitrators, provided that the presiding arbitrator shall not be of the same nationality as the jurisdiction of organisation of the parties subject to the Dispute, provided further that if the presiding arbitrator has not been nominated within thirty (30) days of the nomination of the second party-nominated arbitrator, such presiding arbitrator shall be appointed by the ICC. The arbitration shall be seated and held in Manhattan, New York and the language of arbitration shall be English.

(c) Notwithstanding the foregoing agreement to arbitrate, either Party shall have the right to seek injunctive relief in any court of competent jurisdiction.

(d) For the purposes of Section 19.2(c) and the enforcement of any arbitral award rendered pursuant to Section 19.2(b), each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that court lacks subject matter jurisdiction, the courts of the State of New York sitting in the County of New York. Each Party waives any objection to venue in any such court and any claim that proceedings in any such court have been brought in an inconvenient forum. Service of process may be effected by registered or certified mail to the address set forth in Section 21.1 (Notices).

(e) The existence of a Dispute shall not relieve either Party from performance of its obligations under this Agreement that are not the subject of the Dispute.

Section 19.3 Waiver

No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. No waiver shall be effective unless made in writing and signed by the waiving Party. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 19.4 Limitation Period

No action or proceeding arising out of or relating to this Agreement may be commenced more than three (3) years after the date on which the claimant first knew, or in the exercise of reasonable diligence should have known, of the facts giving rise to such claim, except that claims for payment of amounts due under this Agreement shall be subject to a six (6) year limitations period from the date such payment first became due.

Section 19.5 Construction

This Agreement has been negotiated by the Parties and their respective counsel and shall not be construed more strictly against either Party as the drafter. References to “days” shall mean calendar days unless otherwise specified. All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE XX

COMPLIANCE WITH LAWS

Section 20.1 Compliance with Applicable Laws and Authorisations In performing its obligations under this Agreement, each Party will:

(a) comply with all Applicable Laws; and

(b) obtain and maintain in effect all Authorisations as may be required under all Applicable Law in order to perform its obligations under this Agreement.

Section 20.2 Business Conduct

(a) All statements to be made by a Party to the other Party under or pursuant to this Agreement including invoices, notices, reports, financial settlements and other undertakings between the Parties, must accurately reflect the actual activities and transactions between the Parties.

(b) Each Party shall establish precautions to prevent its employees, personnel or contractors from making, receiving, providing or offering any substantial gifts or entertainment, or any payments, loans or other consideration to or from another Party’s employees, personnel or contractors.

(c) In exercising its rights and performing its obligations under this Agreement, each Party must comply, and must procure that its Affiliates and its and their Agents and contractors comply, with all applicable Business Integrity Laws, and must not give or offer to give, promise, receive or agree to accept, directly or indirectly, any payment, gift or other advantage which infringes or violates any such applicable Business Integrity Laws.

Section 20.3 Trade Control and Sanctions

(a) Each Party represents and warrants that neither it nor its Affiliates, any of its or its Affiliates’ senior officers, directors, or agents, nor, to the best of its knowledge, employees:

(i) is a Sanctioned Person; or

(ii) is transacting or has in the last ten years transacted business with a Sanctioned Person or in violation of applicable Sanctions Laws.

(b) Each Party covenants to not use any amounts paid pursuant to this Agreement to lend, contribute or otherwise make available such proceeds to any Sanctioned Person or in violation of applicable Business Integrity Laws or Sanctions Laws.

(c) Each Party undertakes to the other Party that it:

(i) will not, during the term of this Agreement, engage in any activity:

(A) involving any Sanctioned Person;

(B) that would breach or could reasonably be expected to cause the other Party to breach applicable Sanctions Laws; or

(C) that would otherwise breach any Sanctions Laws or involve sanctionable activity under Sanctions Laws that may result in either of the Parties or any shareholder of either of the Parties becoming a Sanctioned Person;

(ii) will immediately notify the other Party in writing if it becomes, or any of its Agents becomes, a Sanctioned Person; and

(iii) will have in place, and will continue to maintain, throughout the Term of this Agreement, adequate policies and procedures to ensure compliance with applicable Sanctions Laws and will enforce them where appropriate.

(d) No Party shall be obliged to perform any obligation under this Agreement if doing so is in breach of any Sanctions Laws and any Party that cannot perform any obligation under this Agreement for that reason shall immediately give written notice to the other Party of its inability to perform. To the extent permitted by Sanctions Laws, the Parties shall negotiate in good faith in order to attempt to resolve the issue.

(e) For the purposes of this Section 20.3, the following terms shall have the following meanings:

(i) “Sanctioned Person” means any individual, entity or vessel that is:

(A) designated on any Sanctions List;

(B) located, organized or resident in, or operating from, any Sanctioned Territory; or

(C) directly or indirectly owned or controlled (as such terms are defined and construed under applicable Sanctions Laws or any official guidance related to the same) by an individual or entity described in (A) or (B);

(ii) “Sanctioned Territory” means any country or territory that is the subject of comprehensive, country-wide or territory-wide Sanctions Laws (currently Cuba, the Crimea region, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Iran, North Korea, and Syria, as this list may be amended from time to time).

(iii) “Sanctions Authority” means the respective governmental institutions and agencies of any of: (i) the United States; (ii) the United Nations; (iii) the European Union or any of its member states; and (iv) the United Kingdom; including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the Office for Financial Sanctions Implementation (“OFSI”) in His Majesty’s Treasury, the United Kingdom Export Control Joint Unit (“ECJU”) and the United Kingdom Office for Trade Sanctions Implementation (“OTSI”).

(iv) “Sanctions Laws” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures or export controls administered, enacted, implemented or enforced from time to time by any Sanctions Authority; and

(v) “Sanctions List” means any of the lists of designated or sanctioned individuals, entities or vessels (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions and Annexes III, V and VI to Council Regulation (EU) 833/2014, as amended; the Consolidated List of Financial Sanctions Targets in the UK administered by His Majesty’s Treasury; and the UK Sanctions List administered by the UK Foreign, Commonwealth & Development Office.

ARTICLE XXI

MISCELLANEOUS

Section 21.1 Notices

(a) Unless provided otherwise in this Agreement, any notice or other communication required or permitted to be given under this Agreement must be in writing and, subject to Section 21.1(b), shall be deemed to have been properly given or delivered when delivered personally to the Party to whom directed, or upon receipt of confirmation of delivery when delivered by email or an internationally recognised overnight courier service to the Party to whom directed, and addressed to the Party to whom directed at the following address:

(i)	the Seller:

Critical Metals Corp

Address: 712 5th Avenue, 11th Floor,

New York, NY 10001

Attention: John Thomas, General Counsel

Email: [***]

(ii)	the Offtaker:

REalloys Inc.

Address: 7280 W Palmetto Park Rd, Suite 302N,

Boca Raton, Florida 33433

Attention: [***]

Email: [***]

(b) In the event any notice or other communication given in accordance with this Section 21.1 is delivered after 5.00 p.m. local time at the place of delivery, such notice or other communication shall be deemed to have been delivered on the next Business Day. Either Party may change its address by giving fifteen (15) days prior written notice of its new address to the other Party.

Section 21.2 Further Assurances

Each Party shall give such further assurances and do, execute and deliver (and procure to be done, executed and delivered by any relevant third party) all such further acts, documents and things as may be necessary or appropriate to giving the other Party the full benefit under this Agreement.

Section 21.3 No Partnership or Agency

Nothing in this Agreement or any arrangement contemplated by it is intended to, or shall be, construed so as to establish or imply any partnership, joint venture, commercial partnership, agency relationship, fiduciary relationship or other partnership relationship between the Seller and the Offtaker.

Section 21.4 Confidentiality

(a) Duty of Confidentiality: Save as expressly provided in this Section 21.4 (Confidentiality), each Party undertakes that at any time during the Term of this Agreement and for a period of five (5) years following the termination or expiry of this Agreement, it shall not disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of any other Party or the provisions of this Agreement or any information it has received or obtained relating to other Party as a result of negotiating or entering into this Agreement.

(b) Permitted Disclosure: Each Party may disclose the other Party’s Confidential Information:

(i) to its Agents who need to know such information for the purposes of carrying out its obligations under this Agreement, and on the basis that each Party shall ensure that each of its employees, officers, representatives or advisers to whom it discloses any other Party’s Confidential Information adheres to this Section 21.4 (Confidentiality);

(ii) as may be required by law, court order or any governmental or regulatory authority;

(iii) is required for the defense against claims of the other Party or for the assessment of claims against the other Party before courts or relevant arbitration tribunals, but the Party who intends to disclose the other Party’s Confidential Information for this purpose shall inform the other Party in writing well in advance of its intention and the Parties shall reasonably cooperate with respect to a court or arbitration panel to not disclose the Confidential Information to third parties; and

(iv) to its actual or prospective debt or equity investors, or to obtain funding from any bank or other financial institution, including the Lenders.

(c) Use of Confidential Information: No Party shall use any other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement.

(d) Ownership of Confidential Information: All Confidential Information is and shall remain the property of the Party who has supplied it.

Section 21.5 Access to Information

(a) Each Party (the “Providing Party”) shall provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to documents, data and other information which are within the Providing Party’s possession and control, as may be reasonably requested by the other Party solely for the purposes of confirming and verifying the Providing Party’s status and ability in connection with the compliance with the requirements of this Agreement, including but not limited to confirming and verifying the transparency of the Providing Party’s information in case of a financial distress situation.

(b) Without limiting the foregoing, the Offtaker confirms and further agrees that:

(i) the Seller shall have the right to provide to the Lenders information in accordance with Section 21.5(a); and

(ii) it will provide reasonable assistance to the Seller with respect to any reasonable request that arises from the Lenders’ due diligence, including providing access to information in connection with the Offtaker’s performance of this Agreement.

Section 21.6 Technical Collaboration

(a) Without prejudice to Section 21.5 (Access to Information), the Parties shall collaborate in good faith with respect to the sharing of technical expertise relating to the processing and separation of the Product, including the recovery of Payable Elements and the production and handling of Salt Residue.

(b) Each Party shall, upon reasonable prior written notice and at the requesting Party’s cost, grant the other Party and its designated technical representatives reasonable access during normal business hours to its processing facilities for the purposes of such technical collaboration, subject to compliance with all applicable health, safety and environmental requirements and the host Party’s reasonable site access policies.

(c) For the avoidance of doubt, nothing in this Section 21.6 or elsewhere in this Agreement shall be construed as granting either Party any licence, right, title or interest in or to the other Party’s intellectual property, proprietary technology, trade secrets or know-how, and all Confidential Information exchanged pursuant to this Section 21.6 shall be subject to Section 21.4 (Confidentiality).

Section 21.7 Entire Agreement

(a) Entire Agreement

This Agreement and any other documents referred to in this Agreement (including any Schedules or Exhibits hereto) constitutes the whole agreement between the Parties and supersedes any prior written or oral arrangement, understanding or agreement between them relating to the subject matter of this Agreement. All terms implied by law are excluded to the fullest extent permitted by law.

(b) Non-Reliance

Each Party acknowledges and confirms that it has not entered into this Agreement or any other documents referred to in this Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever (for the purposes of this Section 21.7 (Entire Agreement), a “Statement”), whether made negligently or innocently, by any person (whether a Party to this Agreement or not), other than as expressly set out in this Agreement.

Section 21.8 Amendments

Except as otherwise provided in this Agreement, no waiver, alteration, amendment, variation or modification of any of the terms of this Agreement shall be valid or binding unless it is in writing and signed by or on behalf of each Party.

Section 21.9 Costs

Each Party must bear its own costs for the preparation, execution, delivery and performance of this Agreement.

Section 21.10 Public Announcements

Neither Party, nor its Affiliates, shall make any public announcements or statements regarding this Agreement or any transaction contemplated herewith without the prior written approval from the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except to the extent required by Applicable Law or the rules of any recognised stock exchange on which the securities of such Party or its Affiliates are listed. The Parties shall coordinate and mutually agree any media statements or announcements.

Section 21.11 Language

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed in writing. If this Agreement or any other related documents are translated into another language, the English version will prevail.

Section 21.12 Severability

If any provision of this Agreement is determined by an arbitral tribunal or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect. The Parties agree that they will negotiate in good faith to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

Section 21.13 Beneficiaries; Successors and Assigns

This Agreement is for the sole benefit of the Parties and shall inure to the benefit of and be binding upon their respective successors and permitted assigns. Except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Section 21.14 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute the same document and the signature pages from any counterpart may be appended to any other counterpart to assemble fully executed counterparts. Counterparts of this Agreement may also be exchanged via electronic means and the electronic or facsimile signature of any Party’s signature shall be deemed to be an original signature for all purposes.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Agreement by their duly authorised officers as of the date first written above.

Critical Metals Corp

By:	/s/ Tony Sage
	Name:	Tony Sage
	Title:	CEO

REalloys Inc.

By:	/s/ Leonard Sternheim
	Name:	Leonard Sternheim
	Title:	CEO

Schedule 1

Specifications

1.	Compliance with Specification

Product delivered under this Agreement shall conform to the Minimum Specifications set forth in Item 2 (Minimum Specifications) below.

2.	Minimum Specifications

2.1	The following Specification parameters shall constitute binding minimum requirements that each Shipment of Product must satisfy (the “Minimum Specifications”), each to be determined on a dry, calcined basis by reference to the Certificate of Analysis for the applicable Shipment:

(a)	[●];

(b)	[●]; and

(c)	[●].

2.2	The Minimum Specifications set out in this Item 2 shall be binding on the Seller in respect of each Shipment. Any Shipment that fails to satisfy one or more of the Minimum Specifications shall constitute a Rejectable Product and shall be dealt with in accordance with Article IX (Weight Determination and Quality Certification). The Parties may agree in writing to revise the Minimum Specifications from time to time, provided that any such revision shall not take effect until confirmed in writing by both Parties.

3.	Sampling and Assay Standards

All assays shall be conducted using recognised industry-standard methods. The Offtaker shall have the right to verify all assay results through independent testing in accordance with Article IX (Weight Determination and Quality Certification).

Schedule 2

Pricing Terms

1.	Purchase Price

1.1	The Product Price for each Shipment shall be calculated on an element-by-element basis (“i”) as the sum of all Payment i values for such Shipment as follows:

𝑷𝒂𝒚𝒎𝒆𝒏𝒕 𝒊 = 𝑷𝒂𝒚𝒂𝒃𝒍𝒆 𝒊 × 𝑹𝒆𝒄𝒐𝒗𝒆𝒓𝒚 𝒊 × 𝑪𝒐𝒏𝒕𝒂𝒊𝒏𝒆𝒅 𝒊 × 𝑬𝒇𝒇𝒆𝒄𝒕𝒊𝒗𝒆 𝑷𝒓𝒊𝒄𝒆 𝒊

1.2	Where:

(a)	Payment i = the payment attributable to Payable Element i;

(b)	Payable i = the Payable Percentage for Payable Element i as set out in Item 2.1 (Payable Elements and Payable Percentages) below;

(c)	Recovery i = the fixed contractual recovery yield applicable to Payable Element i as set out in Item 4 (Recovery Adjustment) below; and

(d)	Contained i = the contained kilograms of Payable Element i per Metric Ton of Product (on an oxide basis) as shown in the Certificate of Analysis; and

(e)	Effective Price i = the applicable effective price of Payable Element i (on an oxide basis), being the higher of: (i) Benchmark i, as determined in accordance with Item 3.1 (Benchmark Price) below; and (ii) the Floor Price for such Payable Element i, as determined in accordance with Item 3.3 (Floor Price).

2.	Payable and Non-Payable Elements

2.1	Payable Elements and Percentages

(a)	“Payable Element” means each of [NdPr, Dy, Tb, Y, [●], [●], as listed in the column titled “Payable Element i” in the below table], and any other rare earth element designated as a Payable Element by the Parties following Product Qualification or pursuant to Item 2.3 (Conversion of Non-Payable Elements to Payable Elements) below, as updated from time to time in accordance with this Agreement.

(b)	The “Payable Percentage” applicable to each Payable Element shall be as follows:

Payable Element “i”	Payable Percentage
NdPr	[75%]
Dy	[80%]
Tb	[80%]
Y	[35%]
[●]	[●]

Payable Element “i”	Payable Percentage
[●]	[●]

2.2	Non-Payable Elements

“Non-Payable Elements” means, at the relevant time of determination, all rare earth elements present in the Product not then listed as Payable Elements in Item 2.1 (Payable Elements and Payable Percentages), as updated to reflect any Converted Payable Elements designated under Item 2.3 (Conversion of Non-Payable Elements to Payable Elements).

2.3	Conversion of Non-Payable Elements to Payable Elements

(a)	The Seller may at any time during the Supply Period designate any Non-Payable Element as a Payable Element by written notice to the Offtaker (a “Seller Conversion Notice”) specifying:

(i)	the element(s) to be designated;

(ii)	the proposed Payable Percentage(s);

(iii)	the proposed Recovery i; and

(iv)	the effective date (being no earlier than thirty (30) days after delivery of the Seller Conversion Notice).

(b)	The Seller’s right to deliver a Seller Conversion Notice shall be exercisable upon the occurrence of either of the following trigger events in respect of a Non-Payable Element:

(i)	Market Pricing Trigger: the relevant Non-Payable Element becomes the subject of a published price index by any of the index providers listed in Item 3.1 (Benchmark Price) (whether as a primary, secondary or tertiary index), such that a Benchmark i can be determined for that element in accordance with Item 3.1 (Benchmark Price); or

(ii)	Monetisation Trigger: the Offtaker or any of its Affiliates has monetised, or entered into a binding agreement to monetise, the relevant Non-Payable Element following its separation or processing from Product delivered under this Agreement, whether by sale to a third party or otherwise.

(c)	Upon the occurrence of either trigger event in Item 2.3(b), the Seller shall notify the Offtaker in writing of the relevant trigger event and its intention to designate the applicable Non-Payable Element as a Payable Element, together with the proposed terms set out in the Seller Conversion Notice.

(d)	Following delivery of a Seller Conversion Notice, the Parties shall negotiate in good faith for a period of thirty (30) days (the “Conversion Negotiation Period”) with a view to agreeing the terms upon which the relevant Non-Payable Element shall be designated as a Payable Element, including the applicable Payable Percentage, Recovery i and Floor Price. If the Parties reach agreement within the Conversion Negotiation Period, the relevant element shall, from the effective date specified in the Seller Conversion Notice (or such other date as the Parties may agree), be a “Converted Payable Element” and shall be treated as a Payable Element for all purposes of this Agreement. The table in Item 2.1 (Payable Elements and Payable Percentages) shall be deemed automatically amended accordingly.

(e)	If the Parties fail to reach agreement on the terms of conversion within the Conversion Negotiation Period, the Seller shall have the right, exercisable by written notice to the Offtaker within fifteen (15) days following the expiry of the Conversion Negotiation Period, to terminate this Agreement in its entirety upon thirty (30) days’ written notice to the Offtaker, whereupon the termination provisions of Article XVIII (Termination and Survival) shall apply.

(f)	Unless otherwise agreed during the Conversion Negotiation Period, each Converted Payable Element shall be priced in accordance with the pricing mechanics applicable to Payable Elements under this Schedule 2, save that:

(i)	the Effective Price i shall be the higher of: (i) Benchmark i, as determined in accordance with Item 3.1 (Benchmark Price); and (ii) the Floor Price agreed between the Parties within fifteen (15) days of the Seller Conversion Notice (or, failing agreement within such period, as determined by an Expert in accordance with Item 3.1(c)(ii) (Benchmark Price));

(ii)	actual separation costs per oxide-equivalent kilogram of the applicable Converted Payable Element, as incurred by the Offtaker or any third party separating such element from the Product, shall be used in lieu of any fixed separation cost deduction; provided that such separation costs shall be documented and verified in accordance with Section 8.7 (Audit Rights) and shall exclude any costs attributable to a separator that is owned or financed in any way by a Sanctioned Person;

(iii)	Recovery i shall be the actual recovery yield achieved in separating the relevant Converted Payable Element, expressed as a percentage of the oxide-equivalent quantity of such element contained in the relevant Shipment prior to separation; and

(iv)	the Floor Price applicable to each Converted Payable Element shall apply from the date of conversion and shall thereafter be subject to the annual escalation mechanism set out in Item 3.3(b) (Floor Price).

3.	Effective Price

3.1	Benchmark Price

(a)	“Benchmark i” means, for each Payable Element i and each Delivery Month, the price determined in accordance with the following hierarchy, in each case calculated as the arithmetic average of the applicable monthly published prices over the six (6) calendar months immediately preceding the relevant Delivery Month (i.e. months M-1 through M-6, where M is the Delivery Month) (the “Benchmark Reference Period”):

(i)	Primary Index: where one or more of the following price indices are published for the applicable Payable Element for the calendar month preceding the month of invoicing, the volumetric weighted average of such published indices (converted to USD per kilogram of oxide-equivalent, where necessary) shall apply:

(A)	Argus Media: the applicable ex-China oxide price for the relevant Payable Element (minimum 99.5% purity, CIF Europe or DDP US basis, as applicable);

(B)	Asian Metal: the applicable ex-China oxide price for the relevant Payable Element (minimum 99.5% purity, FOB basis); and

(C)	Fastmarkets: the applicable ex-China oxide price for the relevant Payable Element (minimum 99.5% purity, CIF Rotterdam basis);

(ii)	Secondary Index: where no Primary Index is available for the applicable Payable Element in the relevant calendar month, the price published by Benchmark Mineral Intelligence for the applicable Payable Element (ex-China, CIF Europe or CIF North America basis) shall apply; and

(iii)	Tertiary / Fallback: where neither a Primary Index nor a Secondary Index is available for the applicable Payable Element in the relevant calendar month, the Parties shall negotiate in good faith within fifteen (15) days to agree a replacement price for that month, and failing agreement, the matter shall be referred to an Expert for determination.

(b)	If a specific price index is expressed by an index provider as a range (e.g. high/low), the arithmetic average of that range shall be used for each month within the Benchmark Reference Period before calculating the six-month average. Where an index is published for a combined or unseparated product comprising two (2) or more Payable Elements, such index shall be used for those Payable Elements on a combined basis. Where separate indices are published for individual Payable Elements, the applicable individual element index shall be used for each such element respectively.

(c)	If any index used in the determination of Benchmark i ceases to be published, ceases to exist, is materially modified, is no longer used in a manner that systematically changes its economic result, or is disaggregated, displaced or abandoned (a “Deprecated Index”), the remaining indices used in the determination of Benchmark i shall continue to be used for the purposes of calculating the six-month average under the Benchmark Reference Period. If such Deprecated Index remains a Deprecated Index on the date falling two (2) calendar months after the date on which it first became a Deprecated Index, either Party may, within thirty (30) days following the end of such two (2) calendar month period, initiate the replacement process as follows:

(i)	the Parties shall negotiate in good faith for a period of thirty (30) days following the initiation of such process (the “Index Replacement Period”) with a view to agreeing a replacement index or indices for the Deprecated Index that:

(A)	are published by a recognised and independent price reporting agency;

(B)	reflect ex-China market prices for the applicable Payable Element; and

(C)	are consistent with the pricing principles set out in this Item 3.1,

provided that any replacement index or indices agreed by the Parties in writing during the Index Replacement Period shall, with effect from the date agreed by the Parties (or, failing agreement, from the first day of the calendar month immediately following the date of agreement), replace the Deprecated Index for all purposes of this Agreement; and

(ii)	if the Parties are unable to agree on a replacement index or source within thirty (30) days after the commencement of discussions under Item 3.1(c)(i) above, the matter shall be referred to an Expert for final determination and the Parties shall promptly make the request to ICC for the Expert appointment and shall provide all necessary and reasonable assistance for the Expert to make the determination expeditiously.

(d)	Without prejudice to a Party’s right to initiate the replacement process pursuant to Item 3.1(c), if all of the indices used in the determination of Benchmark i for a given Payable Element in a given calendar month become Deprecated Indices, Benchmark i for such element in such month shall be the Benchmark i applicable in the immediately preceding calendar month in which a valid index was available. If all such indices remain Deprecated Indices for a period of three (3) consecutive calendar months, Benchmark i shall be calculated using FOB China prices as published by Asian Metal, Argus Media or Fastmarkets (in that order of priority), and to the extent FOB China prices are used, such prices shall cease to be used as soon as an ex-China index becomes available again.

3.2	Benchmark Transition and Renegotiation

(a)	At any time during the Term, either Party may deliver written notice to the other Party (a “Benchmark Transition Notice”) requesting transition of Benchmark i for one or more specified Payable Elements to a specified ex-China or non-Chinese price index (the “Proposed Replacement Index”). The Proposed Replacement Index must:

(i)	be published by a recognised and independent price reporting agency;

(ii)	reflect ex-China or non-Chinese market prices for the applicable Payable Element; and

(iii)	in the reasonable opinion of the requesting Party, have demonstrated sufficient liquidity and price continuity to serve as a reliable benchmark for the applicable Payable Element.

(b)	Following delivery of a Benchmark Transition Notice, the Parties shall negotiate in good faith for thirty (30) days (the “Benchmark Transition Period”) to agree whether the Proposed Replacement Index satisfies the criteria above and, if so, the terms and effective date of transition. If agreement is reached, the Proposed Replacement Index shall replace or supplement (as agreed) the applicable index or indices used in the determination of Benchmark i for the relevant Payable Element(s) from the agreed effective date, and the table in Item 3.1(a) shall be deemed amended accordingly. If the Parties are unable to agree within the Benchmark Transition Period, either Party may refer the matter to an Expert for final and binding determination, with costs borne equally unless the Expert determines otherwise; provided that the Parties right to deliver a Benchmark Transition Notice under this Item 3.2(b) is without prejudice to and shall not limit either Party’s rights under Items 3.1(c) or 3.1(d) (Benchmark Price).

3.3	Floor Price

(a)	The following minimum prices per kilogram of oxide-equivalent shall apply to each Payable Element (each, a “Floor Price”):

Payable Element “i”	Floor Price (USD per kg oxide-equivalent)
NdPr	[USD ● / kg]

Payable Element “i”	Floor Price (USD per kg oxide-equivalent)
Dy	[USD ● / kg]
Tb	[USD ● / kg]
Y	[USD ● / kg]
[●]	[USD ● / kg]
[●]	[USD ● / kg]

(b)	The Floor Prices set out in Item 3.3(a) shall, on 1 January of each calendar year during the Term commencing on 1 January of the calendar year immediately following the Supply Start Date, be increased by an amount equal to two per cent. (2%) of the Floor Price applicable in the immediately preceding calendar year.

3.4	The Floor Price operates as a minimum price protection for the Seller only. Where Benchmark i exceeds the applicable Floor Price for a given element in a given month, Benchmark i shall apply in full. The Floor Price shall not operate as a cap on the Product Price.

4.	Recovery Adjustment

4.1	The following fixed contractual recovery yields (“Recovery i”) shall apply to each Payable Element for the purposes of calculating Payment i under Item 1 (Purchase Price). These amounts are fixed and shall not be subject to adjustment (whether increase or decrease) under any provision of this Agreement, save only as provided in Item 4.3 (Recovery Yield Savings) below:

Payable Element “i”	Recovery “i” (fixed)
NdPr	[>85%]
Dy	[>85%]
Tb	[>85%]
Y	[>85%]
[●]	[●%]
[●]	[●%]

4.2	The fixed Recovery i values set out in Item 4.1 are embedded directly in the Payment i formula under Item 1 (Purchase Price) and reflect the contractually agreed allocation of recovery risk between the Parties. No separate downside adjustment shall be made to Payment i on account of actual recovery being lower than the applicable Recovery i; the Seller bears the economic consequence of any such shortfall through the operation of the Payment i formula itself.

4.3	If, in respect of any Delivery Month, the actual recovery yield achieved by the Offtaker or any third party in separating a Payable Element from the Product delivered during such Delivery Month (the “Actual Recovery Yield”) exceeds the applicable fixed Recovery i for that element, the positive difference between the Actual Recovery Yield and the fixed Recovery i, applied to the oxide-equivalent quantity of that element contained in the relevant Shipments and multiplied by the applicable Effective Price i, shall constitute a “Recovery Yield Saving” for that element in that Delivery Month. The aggregate Recovery Yield Savings for all Payable Elements in a Delivery Month shall be shared between the Seller and the Offtaker on a seventy per cent. (70%) to Seller and thirty per cent. (30%) to Offtaker basis, such that the Offtaker shall pay to the Seller an amount equal to seventy per cent. (70%) of the aggregate Recovery Yield Savings for the applicable Delivery Month. Recovery Yield Savings shall be calculated and settled as part of the final settlement process in accordance with Section 8.3 (Final Invoice).

4.4	The recovery mechanism under this Item 4 operates asymmetrically:

(a)	downside recovery risk (actual recovery below the fixed Recovery i) is borne entirely by the Seller through the operation of the Payment i formula, which uses the fixed Recovery i as a direct multiplier; and

(b)	upside recovery benefit (actual recovery above the fixed Recovery i) is shared between the Parties in the proportions set out in Item 4.3, with the majority of such benefit accruing to the Seller in recognition of the Seller’s investment in and responsibility for the quality of the Product delivered.

For the avoidance of doubt, no adjustment shall be made to Payment i on account of actual recovery performance, whether above or below the fixed Recovery i; the Recovery Yield Savings mechanism in Item 4.3 (Recovery Yield Savings) is the sole mechanism by which outperformance above the fixed Recovery i is recognised and shared.

5.	Zr/Hf Shortfall Payment

5.1	The Zr/Hf Shortfall Payment payable by the Offtaker to the Seller in respect of any calendar quarter shall be calculated separately for each of ZrO2 and HfO2 in accordance with the following formula:

𝒁𝒓/𝑯𝒇 𝑺𝒉𝒐𝒓𝒕𝒇𝒂𝒍𝒍 𝑷𝒂𝒚𝒎𝒆𝒏𝒕 = 𝒁𝒓/𝑯𝒇 𝑺𝒉𝒐𝒓𝒕𝒇𝒂𝒍𝒍 × 𝑹𝒆𝒇𝒆𝒓𝒆𝒏𝒄𝒆 𝑷𝒓𝒊𝒄𝒆

5.2	Where:

(a)	“Zr/Hf Shortfall” means, in respect of each of ZrO2 and HfO2 separately, the positive difference (if any) between: (i) the Returnable Zr/Hf Quantity attributable to that oxide for the relevant calendar quarter; and (ii) the aggregate mass of that oxide actually made available to the Seller during that calendar quarter, expressed in kilograms on an oxide basis.

(b)	“Reference Price” means, in respect of each of ZrO2 and HfO2 separately, the arithmetic average of the monthly published spot prices for the applicable oxide (minimum 99.0% purity, FOB basis) over the three (3) calendar months immediately preceding the relevant calendar quarter, determined by applying the index hierarchy, Deprecated Index provisions and replacement mechanics set out in Item 3.1 (Benchmark Price) mutatis mutandis to ZrO2 and HfO2 (as if each such oxide were a Payable Element for the purposes of Item 3.1), provided that references in Item 3.1 (Benchmark Price) to the Benchmark Reference Period shall, for the purposes of this Item 5, be construed as references to the three (3) calendar month period specified above.

6.	Currency

Unless mutually agreed otherwise, all payments due under this Agreement shall be made in United States Dollars by wire transfer of immediately available funds to a bank account designated in writing by the Party entitled to receive payment.

Schedule 3

Product Qualification Requirements

This Schedule 3 shall set out:

1.	the qualification testing methodology and standards to be applied, as mutually agreed by the Parties;

2.	the minimum performance thresholds required for Product Qualification, which shall be objective, measurable and consistent with the Minimum Specifications;

3.	the testing facility or facilities at which the qualification test will be conducted;

4.	the timeline for conducting and completing the qualification test following receipt of the Sample Product; and

5.	any other requirements relevant to the qualification process. The qualification process shall be conducted jointly by the Parties, with each Party bearing its own costs of participation (save as otherwise provided in Section 5.2(d) (Sample Product and Qualification Process)),

as mutually agreed, the “Product Qualification Requirements”, provided that, neither Party shall have the right to unilaterally determine the qualification criteria or the outcome of the qualification test.

Schedule 4

Shipping Terms

This Schedule 4 sets out the vessel nomination procedure, loading notification requirements, additional shipping requirements and customs documentation obligations applicable to the transportation of Product from the Delivery Point.

Part 1 Vessel Nomination Procedure; Loading and Shipping Terms

1.	The Offtaker shall arrange and pay for ocean transportation from the Delivery Point to the discharge point for the total quantity of Product sold hereunder. The Offtaker shall nominate and provide vessels that are suitable for the Delivery Point and ocean transportation, and that comply with all relevant requirements set out in this Agreement.

2.	In accordance with the requirements under the applicable Monthly Delivery Schedule, the Offtaker shall, within three (3) Business Days of receipt of the relevant delivery notice, provide the Seller with a written notice (the “Loading Notification”) setting out, for each Shipment, full details of:

2.1	notification and consignee details, and other requirements for the issuing of the bill of lading;

2.2	the vessel the Offtaker nominates to take delivery of the relevant Product (each, a “Nominated Vessel”);

2.3	the booking number for the Nominated Vessel;

2.4	CO2 consumption and age of the Nominated Vessel;

2.5	applicable demurrage rate in accordance with the carrier’s applicable tariff;

2.6	the freight cost applicable to the Nominated Vessel;

2.7	the list of local charges with the shipping company for the Nominated Vessel; and

2.8	the date upon which the Nominated Vessel is scheduled to arrive at the Delivery Point to take delivery of the relevant Shipment (each, a “Scheduled Loading Date”),

provided that, the Parties shall cooperate in good faith to amend or adjust the time period for the delivery of the Loading Notification as may be reasonably necessary to optimise the logistics of delivery.

3.	The Offtaker shall coordinate the Scheduled Loading Date and ensure that the Nominated Vessel will take delivery of the relevant Shipment within the applicable delivery window. The Offtaker shall have the right to substitute a Nominated Vessel, provided that the substituting vessel meets the loading restrictions and vessel requirements previously notified in writing by the Seller to the Offtaker and such substitution does not result in any increased costs to the Seller or a delay to the Scheduled Loading Date. The Seller (acting reasonably) shall confirm acceptance of any nominated substitute vessel within forty-eight (48) hours of such nomination by the Offtaker.

Part 2 Additional Requirements

1.	The Offtaker may not nominate or use a vessel if the shipping company or the owner of the vessel is subject to Sanctions Laws. Each Nominated Vessel shall be suitable for the Delivery Point and comply with the loading and/or shipping regulations and requirements of the Delivery Point.

2.	The free time detention at the Delivery Point is up to fourteen (14) calendar days. The free time storage at the Delivery Point is up to ten (10) calendar days.

3.	The Seller shall not be responsible for any costs, delays, or damages arising from the Delivery Point’s failure to provide access to containers or loading facilities on time. Any time lost due to such delays shall be deemed a Force Majeure event relieving the Seller of its delivery obligation to the extent of the delay. Timely coordination and provision of necessary information by the Offtaker are essential to avoid delays. The Seller and the Offtaker shall comply with applicable port and vessel security regulations, including the International Code for the Security of Ships and Port Facilities (ISPS Code). Compliance with these regulations shall not affect the delivery obligations or container free time or demurrage. Any costs associated with any delays, and any retention or demurrage in connection therewith, caused by the loading port, loading terminal or Nominated Vessel following delivery of Product at the Delivery Point shall be for the Offtaker’s account (save where such costs are directly attributable to the Seller’s actions).

4.	The Offtaker shall be solely responsible for, and shall indemnify and hold the Seller harmless against, any and all Losses, damages, or liabilities arising from the operation of the Nominated Vessel or actions of its crew, including but not limited to damage to equipment or facilities at the Delivery Point or any other Seller-owned premises, harm to the Seller’s personnel, environmental damage, or injury to third parties caused by the Nominated Vessel or its crew.

5.	The Seller shall be responsible for preparing all customs documentation and taxes required by any Governmental Authority to clear the Product for export from Greenland. The Offtaker shall take all reasonable actions to facilitate and support the Seller in obtaining customs clearance of Shipments for export from Greenland. The Offtaker shall be responsible for all customs documentation and taxes required by any Governmental Authority to clear the Product for import at or from the discharge point. The Seller shall take all reasonable actions to facilitate and support the Offtaker in obtaining customs clearance of Product for import at or from the discharge point.